UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Qwest Communications International Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2008

Dear Stockholder,

I am very pleased to invite you to the 2008 Annual Meeting of Stockholders of Qwest Communications International Inc. The meeting will be held in the Seawell Grand Ballroom of the Denver Center for the Performing Arts, 1050 13th Street, Denver, Colorado 80204, on Thursday, May 22, 2008, starting at 10 a.m. (local time). If you plan to attend the meeting in person, please call 888-858-7914 or register online at www.qwest.com/stockholder2008 by May 21, 2008.

The accompanying notice and proxy statement include important information about the matters to be acted on at the meeting.

Your vote is important. On behalf of your Board of Directors, I urge you to vote promptly even if you plan to attend the meeting. Voting now will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so.

We look forward to greeting you personally at the meeting.

Sincerely,

Edward A. Mueller

Chairman and Chief Executive Officer

DRIVING DIRECTIONS AND PARKING INFORMATION FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Seawell Grand Ballroom

Denver Center for the Performing Arts

1050 13th Street

Denver, Colorado 80204

Map of the Denver Center for the Performing Arts Complex

DRIVING DIRECTIONS

From Denver International Airport:

•      From the airport terminal go west on Pena Boulevard

•      From Pena Boulevard merge onto I-70 west

•      Take the I-25 south exit toward Colorado Springs

•      Take exit 212A south onto Speer Boulevard

•      Turn sharp left onto Arapahoe Street

•      Turn right onto 13th Street

From Northbound I-25

•      Take I-25 north to Exit 210C for the Auraria Parkway

•      Turn right onto Speer Boulevard

•      Turn sharp left onto Arapahoe Street

•      Turn right onto 13th Street

PARKING

There is a parking garage at the Denver Center for the Performing Arts Complex with entrances off Arapahoe Street and 13th Street. There is also a parking garage across the street at the Colorado Convention Center that connects to the Complex by a pedestrian bridge over Champa Street.

To avoid parking concerns, there is a Light Rail stop at the Colorado Convention Center across the street from the Complex. Entrance to the Complex is on 14th Street.

Be sure to bring proof of ownership and identification. See “Questions and Answers about the Proxy Materials and the Meeting” below for more information about these requirements.

Please call 800-567-7296 with any questions.

QWEST COMMUNICATIONS INTERNATIONAL INC.

1801 CALIFORNIA STREET

DENVER, COLORADO 80202

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on May 22, 2008

The proxy statement and annual report to security holders are available at

www.proxyvote.com.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Qwest Communications International Inc.:

The 2008 Annual Meeting of Stockholders of Qwest Communications International Inc., a Delaware corporation, will be held in the Seawell Grand Ballroom of the Denver Center for the Performing Arts, 1050 13th Street, Denver, Colorado 80204, on Thursday, May 22, 2008, starting at 10 a.m. (local time).

Only stockholders of record on March 24, 2008, are entitled to notice of and to vote at the meeting and at any adjournment or postponement that may take place. At the meeting we plan to:

1.	Elect 13 directors to the Board of Directors to hold office until the annual meeting of stockholders in 2009 and until their successors are elected and qualified;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008;

3.	Consider 2 stockholder proposals, if properly presented; and

4.	Transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in this proxy statement and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2008 (FOR ITEMS 1-2) and AGAINST each of the other proposals (AGAINST ITEMS 3-4).

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly even if you plan to attend the meeting. Voting now will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so.

By Order of the Board of Directors

Richard N. Baer

Executive Vice President, General Counsel and Corporate Secretary

Denver, Colorado

April 4, 2008

QWEST COMMUNICATIONS INTERNATIONAL INC.

1801 CALIFORNIA STREET

DENVER, COLORADO 80202

PROXY STATEMENT

GENERAL

We are providing this proxy statement to you as part of a solicitation by the Board of Directors of Qwest Communications International Inc. for use at our 2008 Annual Meeting of Stockholders and at any adjournment or postponement that may take place. We will hold the meeting in the Seawell Grand Ballroom of the Denver Center for the Performing Arts, 1050 13th Street, Denver, Colorado 80204, on Thursday, May 22, 2008, starting at 10 a.m. (local time).

Beginning this year, we are taking advantage of new Securities and Exchange Commission, or SEC, rules that allow us to deliver proxy materials to our stockholders on the Internet. Under these rules, we are sending most of our stockholders a one-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials. If you receive this one-page notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of our proxy materials.

We expect to mail, or provide notice and electronic delivery of, this proxy statement and accompanying proxy card to stockholders beginning on or about April 8, 2008. Unless the context otherwise requires, the terms “Qwest,” “us,” “we,” and “our” include Qwest Communications International Inc. and its consolidated subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE MEETING

Q:	Why am I receiving these materials?

A:	Our Board is providing these proxy materials to you in connection with our 2008 Annual Meeting of Stockholders, which will take place on Thursday, May 22, 2008. As a stockholder on the record date for the meeting, you are invited to attend the meeting. We also encourage you to vote on the matters described in this proxy statement.

Q:	What information is contained in these materials?

A:	This proxy statement includes information about the nominees for director and the other matters to be voted on at the meeting. The proxy statement also includes information about the voting process and requirements, the compensation of directors and some of our executive officers, and certain other required information.

Q:	What can I vote on at the meeting?

A:	There are 4 matters to be voted on at the meeting:

(1)	The election of 13 directors to our Board to hold office until the annual meeting of stockholders in 2009 and until their successors are elected and qualified;

(2)	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2008;

(3)	A stockholder proposal requesting that our Board seek stockholder approval of certain future severance agreements with senior executives; and

(4)	A stockholder proposal requesting that our Board establish a policy of separating the roles of Chairman and Chief Executive Officer whenever possible.

The stockholder proposals will be voted on only if they are properly presented at the meeting.

Q:	How does the Board recommend that I vote on each of the matters?

A:	Our Board recommends that you vote FOR each of the director nominees and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2008 (FOR ITEMS 1-2) and AGAINST each of the other proposals (AGAINST ITEMS 3-4).

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	Beginning this year, we are taking advantage of new SEC rules that allow us to deliver proxy materials to our stockholders on the Internet. Under these rules, we are sending most of our stockholders a one-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials. If you receive this one-page notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of our proxy materials. Stockholders may also request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Can I receive next year’s proxy materials by email?

A:	Yes. All stockholders who have active email accounts and Internet access may sign up for email delivery of stockholder materials. To sign up, go to www.qwest.com/about/investor and click on “Electronic Enrollment.” If you have multiple registered or beneficial accounts, you need to enroll for each account. If you elect to receive proxy materials by email, we will not mail you any proxy-related materials next year. Your enrollment in the email program will remain in effect as long as your account remains active or until you cancel it.

Q:	What classes of stock are entitled to be voted?

A:	Each share of our common stock outstanding on March 24, 2008, is entitled to one vote on each of the items being voted on at the meeting. We often refer to this date as the Record Date. On the Record Date, we had 1,762,724,009 shares of common stock outstanding. We have no other classes of stock outstanding.

Q:	What shares can I vote?

A:	You can vote all shares you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. If you are a current or former Qwest employee, these shares also include shares held on your behalf through our 401(k) plan or Employee Stock Purchase Plan, or ESPP.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered in your name with our transfer agent, The Bank of New York Mellon, you are the stockholder of record for those shares and are receiving proxy-related materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”) or through our 401(k) plan or ESPP, you are the beneficial owner of those shares. Your broker, bank or nominee is the stockholder of record and therefore has forwarded proxy-related materials to you as beneficial owner. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank or nominee giving you the right to vote the shares. (Signed proxies are not available for shares held through our 401(k) plan. If you hold shares through our 401(k) plan, you must vote those shares as provided below.)

Q:	How do I vote if I am a stockholder of record (as described in the question and answer above)?

A:	You can vote on the Internet or by telephone by following the instructions you received in the mail or by email. If you received a full printed set of our proxy materials in the mail, you can also vote by mail. Finally, you can vote in person at the meeting.

Q:	How do I vote if I am a beneficial owner (as described in the question and answer above)?

A:	You can vote on the Internet or by telephone by following the instructions you received in the mail or by email. If you received a full printed set of our proxy materials in the mail, you can also vote by mail. You can vote in person at the meeting only if you obtain a signed proxy from your broker, bank or nominee giving you this right. However, signed proxies are not available for shares held through our 401(k) plan. If you hold shares through our 401(k) plan, you must vote those shares as described below.

Q:	Can I change my vote or revoke my proxy?

A:	Yes. You can change your vote or revoke your proxy at any time before the final vote at the meeting. You can do this by casting a later proxy through any of the available methods described in the questions and answers above. If you are a stockholder of record, you can also revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary at our principal executive office at 1801 California Street, Denver, Colorado 80202. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other nominee.

Q.	How do I vote Qwest shares held on my behalf in Qwest’s 401(k) plan?

A.

If you are a participant in our 401(k) plan, you are entitled to instruct the trustee, State Street Bank and Trust Company, how to vote the shares allocated to your account. If you do not instruct State Street Bank and Trust Company how to vote your shares, our 401(k) plan provides for State Street Bank and Trust Company to vote your shares in the same proportion as the shares for which it receives instructions from all other participants, to the extent permitted under applicable law. To allow sufficient time for our tabulator,

Broadridge Financial Solutions, Inc., to process your voting instructions and State Street Bank and Trust Company to vote, your voting instructions must be received by Broadridge by May 19, 2008.

As a plan participant, you may attend the annual meeting. However, your shares held through our 401(k) plan can only be voted as described in the paragraph above.

All stockholder meeting proxies, ballots and other voting materials (including information submitted through the Internet and telephone voting systems) that identify how an individual stockholder has voted will be kept confidential.

Q:	What does it mean if I get more than one set of proxy-related materials?

A:	It means you hold shares registered in more than one account. Follow the instructions in each set of proxy-related materials to ensure that all of your shares are voted.

Q:	What is the quorum requirement for the meeting?

A:	For a “quorum” to exist at the meeting, stockholders holding a majority of the votes entitled to be cast by the stockholders entitled to vote generally must be present in person or represented by proxy at the meeting. There must be a quorum for any action to be taken at the meeting (other than adjournment or postponement of the meeting). If you submit a properly completed proxy, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum.

If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

Q:	What is the voting requirement to approve each of the matters?

A:	In the election of directors, each nominee will be elected a director if he or she receives the affirmative vote of a majority of the votes cast with respect to that nominee’s election. A majority of the votes cast means that the number of votes “for” a director must exceed 50% of the votes cast with respect to that director’s election. Votes “against” the director count as votes cast with respect to that director, but “abstentions” will not count as votes cast with respect to the director. You can find more information about the voting requirement for director elections below under the heading “Proposal 1—Election of Directors.”

For each of the other matters, approval requires the affirmative vote of stockholders holding a majority of those shares present (in person or by proxy) and entitled to vote on the matter. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes for certain matters (as described in the question and answer immediately above). In tabulating the voting result for a proposal, shares that constitute broker non-votes are not considered as being entitled to vote on that proposal.

Q:	How can I vote on each of the matters?

A:	In the election of directors, you may vote FOR or AGAINST each individual nominee or indicate that you wish to ABSTAIN from voting on that nominee. For the other matters, you may vote FOR or AGAINST the matter, or you may indicate that you wish to ABSTAIN from voting on the matter.

Q:	How will the votes be counted?

A:	Your shares will be voted according to your directions on your proxy. If you submit a proxy with no further instructions, your shares will be voted in accordance with the recommendations of our Board (FOR all director nominees named in this proxy statement and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2008, and AGAINST each of the other proposals). If you ABSTAIN from voting on the election of a director nominee, your vote will not be considered a vote cast with respect to that director’s election and therefore will not be counted in determining whether the director received a majority of the votes cast. If you ABSTAIN from voting on any of the other proposals, it will have the same effect as a vote AGAINST that proposal.

If you hold shares through our 401(k) plan and do not instruct State Street Bank and Trust Company how to vote your shares, our 401(k) plan provides for State Street Bank and Trust Company to vote your shares in the same proportion as the shares for which it receives instructions from all other participants, to the extent permitted under applicable law. If you hold shares through our ESPP, but do not return a proxy, the plan administrator may vote your shares in its discretion.

Q:	Who will count the votes?

A:	We have appointed Broadridge to act as the inspector of election for the meeting. We believe that Broadridge will use procedures that are consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote. Broadridge will separately tabulate all votes FOR and AGAINST each matter, as well as all abstentions and broker non-votes.

Q:	Who may attend the meeting?

A:	All stockholders as of the Record Date may attend. Please bring to the meeting:

•

proof of ownership such as: a copy of your proxy or voting instruction card; the one-page notice regarding the Internet availability of proxy materials you received in the mail; or a copy of a brokerage or bank statement showing your share ownership as of the Record Date; and

•	proof of identification such as a valid driver’s license or passport.

Q:	How will voting on any other business be conducted?

A:	We do not expect any matters to be presented for a vote at the meeting other than the 4 matters described in this proxy statement. If you grant a proxy (other than for shares held in our 401(k) plan), either of the officers named as proxy holders, Edward A. Mueller and Richard N. Baer, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting and at any adjournment or postponement that may take place. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as the proxy holder will vote your proxy for another candidate or other candidates nominated by our Board.

Q:	May I propose actions for consideration at next year’s meeting of stockholders?

A:	Yes. For your proposal to be considered for inclusion in our proxy statement for next year’s meeting, we must receive your written proposal no later than December 5, 2008. If we change the date of next year’s meeting by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. You should also be aware that your proposal must comply with SEC regulations regarding stockholder proposals.

Similarly, for you to raise a proposal (including a director nomination) from the floor at next year’s meeting, we must receive a written notice of the proposal no later than December 5, 2008, and it must contain the additional information required by our Amended and Restated Bylaws. If we change the date of next year’s meeting by more than 30 days from the date of this year’s meeting, then we must receive your written proposal at least 150 days before the date of next year’s meeting for the proposal to be timely. You may obtain a complete copy of our Amended and Restated Bylaws on our website at www.qwest.com/about/investor/governance or by submitting a written request to our Corporate Secretary at our principal executive office.

Q:	Who is paying for this proxy solicitation?

A:

We will pay the cost of soliciting the proxies. We have also hired The Altman Group, Inc. to assist us in the solicitation of proxies. We will pay The Altman Group a fee of $12,500 plus expenses. In addition, our officers, directors and employees may solicit proxies or votes in person, by telephone or by email. These people will not be paid any additional compensation for these activities. We will send copies of proxy-related materials or additional solicitation materials to brokers, fiduciaries and custodians who will forward these materials to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding these materials to beneficial owners.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in email delivery of proxy-related materials will receive only one set of proxy-related materials unless one or more of these people notifies us that he or she wishes to continue to receive individual copies.

If you share an address with another stockholder and receive only one set of proxy-related materials and would like to request a separate copy for this year’s annual meeting or for any future meetings, please: (1) call our Investor Relations department at 1-800-567-7296; (2) send an email message to investor.relations@qwest.com; or (3) mail your request to Qwest Communications International Inc., 1801 California Street, 51st Floor, Denver, Colorado 80202, Attn: Investor Relations. Additional copies of the materials will be sent within 15 days after receipt of your request. Similarly, you may also contact us through any of these methods if you receive multiple copies of the materials and would prefer to receive a single copy in the future.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The table below provides information about the beneficial ownership of shares of our common stock as of March 24, 2008 (except where another date is indicated), by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each director and nominee for director;

•	each of the named executive officers listed in the Summary Compensation Table on page 36 of this proxy statement; and

•	all of our directors and executive officers as a group.

The information in this table is based on our records, information filed with the SEC and information provided to us. Unless otherwise noted, the business address of each person is 1801 California Street, Denver, Colorado 80202.

Name	Address	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares(2)
5% Owners
Capital Research Global Investors, Capital World Investors and The Growth Fund of America, Inc.	333 South Hope Street	391,539,220	(3)	21.5%
	Los Angeles, CA 90071
Philip F. Anschutz	555 Seventeenth Street Denver, CO 80202	246,908,004	(4)	14.0%
Legg Mason Capital Management, Inc. and Legg Mason Value Trust, Inc.	100 Light Street Baltimore, MD 21202	232,194,102	(5)	13.2%
FMR LLC	82 Devonshire Street Boston, MA 02109	194,761,961	(6)	11.0%
State Street Bank and Trust Company, Trustee	One Lincoln Street Boston, MA 02111	101,072,637	(7)	5.7%
BlackRock, Inc.	40 East 52nd Street New York, NY 10022	93,769,684	(8)	5.3%
Current Directors and Named Executive Officers
Edward A. Mueller		1,297,386	(9)	*
Linda G. Alvarado		108,168	(10)	*
Charles L. Biggs		96,250	(11)	*
K. Dane Brooksher		90,250	(12)	*
Peter S. Hellman		109,896	(13)	*
R. David Hoover		70,250	(14)	*
Patrick J. Martin		45,250	(15)	*
Caroline Matthews		70,250	(16)	*
Wayne W. Murdy		95,250	(17)	*
Jan L. Murley		16,000	(18)	*
Frank P. Popoff		151,227	(19)	*
James A. Unruh		55,250	(20)	*
Anthony Welters		28,250	(21)	*
John W. Richardson		441,585	(22)	*
Richard N. Baer		1,828,972	(23)	*
Paula Kruger		1,182,066	(24)	*
Thomas E. Richards		590,395	(25)	*
Current Directors and Executive Officers as a Group (18 persons)		6,412,396	(26)	*
Former Named Executive Officers
Richard C. Notebaert	c/o Qwest Communications 1801 California Street Denver, Colorado 80202	2,761,813	(27)	*
Oren G. Shaffer	c/o Qwest Communications 1801 California Street Denver, Colorado 80202	0		*

*	Less than one percent.
(1)	The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. These persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire as of March 24, 2008, or within 60 days from that date, through the exercise of stock options or other similar rights. Amounts also include, where applicable, shares of restricted stock and shares of stock held for the account of each person through our 401(k) plan and ESPP. None of our directors or executive officers has pledged as security any of the shares they beneficially own. Unless otherwise indicated, each person has sole investment and voting power (or, under applicable marital property laws, shares these powers with his or her spouse) with respect to the shares shown in the table. Amounts do not include phantom equity units that we credit to accounts for our non-employee directors, based on their election to defer their director’s fees earned in a given year. As of March 24, 2008, the following phantom equity units had been credited to accounts for our non-employee directors: (a) Ms. Alvarado, 175,676; (b) Mr. Biggs, 45,507; (c) Mr. Brooksher, 73,521; (d) Mr. Hellman, 220,991; (e) Mr. Hoover, 14,060; (f) Mr. Martin, 18,565; (g) Ms. Matthews, 751; (h) Mr. Murdy, 4,676; (i) Ms. Murley, 0; (j) Mr. Popoff, 193,266; (k) Mr. Unruh, 19,613; and (l) Mr. Welters, 9,983. Each phantom equity unit represents a cash value equal to the value of one share of our common stock.
(2)	Ownership percentage is reported based on 1,762,724,009 shares of common stock outstanding on March 24, 2008, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of March 24, 2008, or within 60 days from that date, through the exercise of stock options or other similar rights.
(3)	Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on January 10, 2008, by Capital Research Global Investors (“CRGI”), a Schedule 13G filed with the SEC on February 11, 2008, by Capital World Investors (“CWI”) and a Schedule 13G filed with the SEC on February 12, 2008, by The Growth Fund of America, Inc. (“Growth Fund”). The schedules contain the following information regarding beneficial ownership of the shares: (a) CRGI is deemed to be the beneficial owner of 225,472,810 shares (which includes 100,000,000 shares resulting from an assumed conversion of our 3.5% Convertible Senior Notes due 2025) and has sole voting power with respect to 86,218,200 of the shares, shared voting power with respect to none of the shares and sole dispositive power with respect to 225,472,810 of the shares; (b) CWI is deemed to be the beneficial owner of 166,066,410 shares (which includes 16,943,410 shares resulting from an assumed conversion of our 3.5% Convertible Senior Notes due 2025) and has sole voting power with respect to 37,123,000 of the shares, shared voting power with respect to none of the shares and sole dispositive power with respect to 166,066,410 of the shares; (c) each of CRGI and CWI expressly disclaims beneficial ownership of all of the reported shares; and (d) Growth Fund beneficially owns 121,418,000 shares, over which it has sole voting power and no dispositive power.
(4)	Includes, as of March 24, 2008, (a) 229,708,000 shares deemed owned by Anschutz Company, a corporation wholly owned by Mr. Anschutz, and (b) 17,200,000 shares held by Anschutz Family Investment Company LLC, of which Anschutz Company is the manager and a 1% equity owner. Of the 229,708,000 shares deemed owned by Anschutz Company, all are subject to forward sale contracts pursuant to which Anschutz Company holds no investment control but has voting control over 223,633,000 of the shares and could, under certain circumstances, reacquire voting control over the remaining 6,075,000 shares. Anschutz Family Investment Company LLC has sold a call option on all of the shares it holds.
(5)	Beneficial ownership information is based on information contained in an Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2008, by Legg Mason Capital Management, Inc. (“Legg Mason Capital”) and Legg Mason Value Trust, Inc. (“Legg Mason Value Trust”). Legg Mason Value Trust is an investment company managed by Legg Mason Capital. According to the schedule: Legg Mason Capital beneficially owns 232,194,102 shares, over which it has shared voting and dispositive power; and Legg Mason Value Trust beneficially owns 96,143,062 shares, over which it has shared voting and dispositive power.
(6)

Beneficial ownership information is based on information contained in an Amendment No. 7 to Schedule 13G filed with the SEC on February 14, 2008, by FMR LLC on behalf of itself and affiliated persons and entities. The schedule contains the following information regarding beneficial ownership of the shares: (a) Fidelity Management & Research Company (a wholly owned subsidiary of FMR LLC) is the beneficial owner of 183,176,923 shares, which includes 7,560,149 shares resulting from an assumed conversion of our 3.5% Convertible Senior Notes due 2025. Edward C. Johnson III, FMR LLC and the Fidelity funds each has sole power to dispose of the shares. Neither Edward C. Johnson III nor FMR LLC has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds; those shares are voted by the Boards of Trustees for the Fidelity funds; (b) Strategic Advisers, Inc. (a wholly owned subsidiary of FMR LLC) is the beneficial owner of 10,509 shares; (c) Pyramis Global Advisors, LLC (a wholly owned subsidiary of FMR LLC) is the beneficial owner of 6,886,300 shares. Edward C. Johnson III and FMR LLC each has sole power to dispose of the shares and sole power to vote or direct the voting of the shares; (d) Pyramis Global Advisors Trust Company (a wholly owned subsidiary of FMR LLC) is the beneficial owner of 1,099,229 shares. Edward C. Johnson III and FMR LLC each has sole power to dispose of the shares and sole power to vote or direct the voting of the shares; (e) Fidelity International Limited (“FIL”) (of which a partnership controlled predominantly by members of the Edward C. Johnson III family or by trusts for their benefit owns approximately 47% of the voting power) is the beneficial owner of 3,589,000 shares; FMR LLC reports that it is of the view that the shares beneficially owned by FIL are not required to be aggregated with shares beneficially owned by FMR LLC for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); FIL has sole power to dispose of the shares, sole power to vote or direct the voting of 3,269,800 of the shares and no power to vote or direct the voting of 319,200 of the shares; and (f) Members of the Edward C. Johnson III family own shares of FMR LLC representing 49% of the voting power of FMR LLC.

(7)	Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 12, 2008, by State Street Bank and Trust Company (“State Street”), acting in various fiduciary capacities. Of the reported shares, State Street reports that it has sole voting power with respect to 53,390,252 shares, shared voting power with respect to 47,682,385 shares, sole dispositive power with respect to none of the shares and shared dispositive power with respect to all of the shares. State Street expressly disclaims beneficial ownership of all reported shares.
(8)	Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 8, 2008, by BlackRock, Inc. on behalf of various of its investment advisory subsidiaries. BlackRock reports that it has shared voting and dispositive power with respect to all of the reported shares.
(9)	Includes 1,291,000 shares of unvested restricted stock.
(10)	Includes (a) 18,000 shares of unvested restricted stock and (b) 86,880 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(11)	Includes (a) 18,000 shares of unvested restricted stock and (b) 65,000 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(12)	Includes (a) 18,000 shares of unvested restricted stock and (b) 65,000 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(13)	Includes (a) 18,000 shares of unvested restricted stock and (b) 86,880 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(14)	Includes (a) 12,250 shares owned by Mr. Hoover’s spouse’s revocable trust of which Mr. Hoover expressly disclaims beneficial ownership, (b) 18,000 shares of unvested restricted stock and (c) 25,000 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(15)	Includes (a) 18,000 shares of unvested restricted stock and (b) 25,000 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(16)	Includes (a) 18,000 shares of unvested restricted stock and (b) 25,000 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(17)	Includes (a) 18,000 shares of unvested restricted stock and (b) 25,000 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(18)	Represents shares of unvested restricted stock.
(19)	Includes (a) 20,000 shares owned as trustee for the Frank P. Popoff Revocable Living Trust, (b) 18,000 shares of unvested restricted stock and (c) 86,880 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(20)	Includes (a) 18,000 shares of unvested restricted stock and (b) 25,000 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(21)	Includes (a) 18,000 shares of unvested restricted stock and (b) 5,000 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(22)	Includes (a) 269,500 shares of unvested restricted stock and (b) 141,584 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(23)	Includes (a) 323,666 shares of unvested restricted stock and (b) 1,405,500 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(24)	Includes (a) 253,000 shares of unvested restricted stock and (b) 846,500 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(25)	Includes (a) 234,666 shares of unvested restricted stock and (b) 279,000 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.
(26)	Includes (a) 2,674,665 shares of unvested restricted stock and (b) 3,228,089 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date by our directors and executive officers as a group. Excludes 595 phantom equity units held by one of our executive officers under our deferred compensation plan. Each phantom equity unit represents a cash value equal to the value of one share of our common stock.
(27)	Includes 2,000,000 shares subject to options that are exercisable as of March 24, 2008, or within 60 days from that date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and certain persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and these greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of these reports furnished to us and in some cases written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners were complied with during and for the year ended December 31, 2007.

GOVERNANCE OF THE COMPANY

Governance Guidelines

Our Board has adopted Guidelines on Significant Governance Issues, which set forth fundamental corporate governance principles applicable to Qwest and our Board. We sometimes refer to these guidelines as our Governance Guidelines.

Among other things, our Governance Guidelines include the following items about our Board.

•	The Board will propose director nominees so that, if stockholders elect those nominees, a substantial majority of the Board will be independent.

•

Our Chief Executive Officer, or CEO, should be a director. Other members of management will generally not be considered for Board membership. Our CEO must resign as a director when he ceases to be CEO.

•	The Board has adopted a policy that a director must offer his or her resignation from the Board upon a material change in job responsibilities or retirement.

•	Whenever the Chairman of our Board is also serving as our CEO, our independent directors will appoint a lead independent director. Frank P. Popoff currently serves as lead independent director.

•

Independent directors are encouraged to limit the number of other boards on which they serve. A director who is CEO or a senior executive of a public corporation or large non-profit entity may not be a director of more than 3 other public companies. Any other director may not be a director of more than 4 other public companies.

•	Non-management directors meet in executive session without any management personnel present at all regularly scheduled Board meetings. Our lead independent director chairs these sessions.

•

The Board believes directors should develop a meaningful ownership position in Qwest over time. While the Board does not believe it is appropriate to set a specific level of stock ownership, each director is expected to own Qwest stock (including phantom equity units) in an amount that is at least equal to one year’s annual retainer fee.

•	Directors are expected to take steps reasonably necessary to be adequately informed about Qwest and related external matters, including corporate governance best practices.

•	The Board and each of its standing committees conduct annual self-evaluations, and the Board conducts annual evaluations of individual directors. Each committee also reviews its charter annually.

•	The Audit Committee, Compensation and Human Resources Committee and Nominating and Governance Committee consist entirely of independent directors. The Audit Committee consists of at least 3 directors, all of whom are financially literate and at least 2 of whom have accounting or financial experience.

•	The CEO and other appropriate executives report annually to the Board on succession planning and management development.

•	The Board has complete access to management.

Director Independence

Our common stock is listed on the New York Stock Exchange, or NYSE. As such, we are subject to the NYSE’s director independence standards. In accordance with these standards and our Governance Guidelines, in determining independence the Board affirmatively determines whether a director has a “material relationship” with Qwest that would compromise his or her independence from management or would cause him or her to fail to meet the NYSE’s specific independence criteria. When assessing the “materiality” of a director’s relationship with Qwest, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and, where applicable, the frequency and regularity of the services, and whether the services are being carried out at arm’s length in the ordinary course of business. Material relationships can include commercial, consulting, charitable, familial and other relationships. A relationship is not material if, in the Board’s judgment, it is not inconsistent with the NYSE’s director independence standards and it does not compromise a director’s independence from management.

Applying these standards, the Board has determined that each of our current directors and director nominees, other than Edward A. Mueller, qualifies as independent. The Board had also determined that Richard C. Notebaert, who retired as our Chairman and CEO in August 2007, did not qualify as independent while he was a director. As a result of these determinations, at all times since the beginning of 2007, our Board has been composed of a majority of independent directors, and the Board’s Audit Committee, Compensation and Human Resources Committee and Nominating and Governance Committee have consisted entirely of independent directors. The Board has also determined that each member of our Audit Committee qualifies as independent under the SEC’s heightened independence standards for audit committee members. In making these determinations, the Board considered the relationships described below under the heading “Related Person Transactions.” We may also provide to the Board information about other relationships between us and our directors even though those relationships are not required to be disclosed as related person transactions and do not otherwise impact independence. We provide this material for informational purposes only, and the Board does not consider this information in making its independence determinations. For example, Linda G. Alvarado serves on the board of directors of one of our wholly-owned subsidiaries, Qwest Foundation. Ms. Alvarado’s service is at our request and in connection with her service as a Qwest director.

Communications with Directors

Stockholders and other interested parties who wish to communicate with our Board, including our non-employee directors as a group, our lead independent director or any other individual directors, may do so by writing to our Corporate Secretary at our principal executive office at 1801 California Street, Denver, Colorado 80202. Our Corporate Secretary will review all correspondence intended for the Board and will regularly forward to the Board a summary of this correspondence and copies of correspondence that, in the opinion of the Corporate Secretary, is of significant importance to the functions of the Board or otherwise requires the Board’s attention. Directors may at any time review a log of all correspondence received by the Corporate Secretary that is intended for the Board and request copies of any of this correspondence.

Codes of Conduct

We have adopted written codes of conduct that serve as the code of ethics applicable to our directors, officers and employees, including our principal executive officer and senior financial officers, in accordance with

Section 406 of the Sarbanes-Oxley Act of 2002, the related SEC rules and the NYSE rules. If we make changes to, or provide waivers from, our code of conduct applicable to our principal executive officer and senior financial officers, we intend to disclose these events on our website or in a report on Form 8-K within 4 business days of the event.

Meetings and Committees

Our Board met 16 times and acted once by unanimous written consent during 2007. Each of our directors attended 75% or more of the aggregate of the total number of meetings of the Board held while he or she was a director and of each committee on which he or she served during the period in which the director served as a member of that committee. Though we do not have a formal policy regarding attendance by directors at annual meetings of stockholders, attendance is encouraged. All of our then-current directors attended the 2007 annual meeting of stockholders.

The table below identifies the Board’s standing committees and committee membership:

Name	Audit Committee Member	Compensation and Human Resources Committee Member	Nominating and Governance Committee Member	Finance Committee Member	Executive Committee Member
Edward A. Mueller					Chair
Linda G. Alvarado		✓
Charles L. Biggs	✓	✓	✓	Chair
K. Dane Brooksher	Chair		✓
Peter S. Hellman				✓
R. David Hoover			✓
Patrick J. Martin			Chair	✓	✓
Caroline Matthews	✓
Wayne W. Murdy	✓
Jan L. Murley		✓
Frank P. Popoff		✓		✓	✓
James A. Unruh		Chair
Anthony Welters			✓	✓

The Board has also established a single-member committee made up of the Chairman of the Board with authority to grant certain awards under our Equity Incentive Plan. You can find more information about this committee below under the heading “Compensation and Human Resources Committee – Processes Relating to Executive Compensation.”

Audit Committee

Charter and Meetings

The Board has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements, among other things. As noted above, the members of the Audit Committee are Messrs. Biggs, Brooksher and Murdy and Ms. Matthews. The Audit Committee has a written charter, which is available in the “Corporate Governance” section of our website at www.qwest.com/about/investor/governance. The Audit Committee met 12 times during 2007.

Audit Committee Financial Experts

The Board has determined that each member of the Audit Committee is qualified as an audit committee financial expert, has accounting and related financial management expertise and is financially literate. You should understand that these designations are disclosure requirements of the SEC and NYSE relating to the members’ experience and understanding of accounting and auditing matters. These designations do not affect the obligations and liability of Board or Audit Committee members generally. As noted above, the Board has also determined that each member of the Audit Committee is independent under the NYSE’s director independence standards applicable to audit committee members, including the heightened independence requirements under the SEC’s rules.

Compensation and Human Resources Committee

Charter and Meetings

The Compensation and Human Resources Committee of our Board has a written charter, which is available in the “Corporate Governance” section of our website at www.qwest.com/about/investor/governance. We sometimes refer to this committee as the Compensation Committee. The Compensation Committee met 14 times and acted once by unanimous written consent during 2007.

Processes Relating to Executive Compensation

Under its charter, the Compensation Committee carries out the responsibilities of the Board relating to the compensation of our executives. Among other things, the Compensation Committee:

•	reviews and approves goals and objectives relevant to the compensation of our CEO, evaluates our CEO’s performance and sets our CEO’s compensation;

•	considers and approves the selection and retention of, and compensation arrangements and plans for, our executive officers; and

•	makes recommendations to the Board with respect to our Equity Incentive Plan and ESPP.

The Compensation Committee may appoint and delegate any of its charter responsibilities to subcommittees. The Compensation Committee does not currently have any subcommittees.

In addition to its charter responsibilities, the Compensation Committee is responsible for administering our Equity Incentive Plan. This includes the authority under the plan to grant awards, such as stock options and restricted stock. The Compensation Committee may delegate this authority to specified officers of Qwest, except that it may not delegate the authority to grant awards to persons covered by Section 16(b) of the Exchange Act. Our Board has established a single-member committee made up of the Chairman of the Board (who is also our CEO). Our Board and the Compensation Committee have delegated to this committee the authority to grant plan awards, except that the committee may not grant awards (a) for more than 200,000 shares of common stock, as may be adjusted for stock splits, dividends or the like and (b) to persons covered by Section 16(b) of the Exchange Act, which includes all of our executives. Awards for more than 200,000 shares and awards to our executives must be approved by the Compensation Committee or by the Board. This single-member committee is required to provide to the Compensation Committee periodic reports listing the names of persons who have received awards under this authority and the number of shares granted.

Our Board generally retains authority over our other compensation plans and our employee benefit plans. To assist the Board in discharging these responsibilities, the Executive Committee of our Board established two committees made up of our chief human resources officer (or her delegate) and those other employees as she may designate:

•

a Plan Design Committee with full authority in a non-fiduciary capacity to amend and terminate any of our employee benefit plans or any benefits and programs associated with any of our pension plans other than pension benefits that are unique to senior executives, provided that any single amendment that will impact the amount by which we would be required to fund our pension plans by more than

$25 million for any calendar year may be adopted only if approved by our CEO, Chief Financial Officer, or CFO, and Chief Legal Officer; and

•	an Employee Benefits Committee with full discretionary power in a fiduciary capacity to administer each of our employee benefit plans.

Our human resources department supports the Compensation Committee in its work. Among other things, our human resources department compiles and analyzes historical compensation information for executives and market and proxy data. This information is then used by the Compensation Committee to evaluate and make decisions about executive compensation. Our human resources department also uses this information as a basis for its recommendations to the Compensation Committee about the structure, form and amount of executive compensation. In reviewing the compensation for executives other than our CEO, the Compensation Committee considers recommendations and individual performance reviews from our CEO. And in reviewing the compensation for our CEO, the Compensation Committee may solicit input from one or more executives who report to our CEO.

The Compensation Committee has the authority to retain a compensation consultant to assist in the evaluation of executive compensation and has the sole authority to approve the consultant’s fees and retention terms. The Compensation Committee engages Mercer Human Resource Consulting, Inc., or Mercer, as its compensation consultant. For 2007, Mercer assisted our human resources department with the compilation and analysis of historical compensation information and market and proxy data. Mercer also provided advice and recommendations relating to the market-based awards granted to our former CEO and our current CFO in March 2007 and our current CEO in August 2007. In addition, throughout 2007 Mercer provided analyses in the areas of emerging trends in executive compensation and benefits programs, long-term incentive plans, and director compensation. Mercer reports directly to the chairman of the Compensation Committee. In connection with the performance of its services, Mercer also works with, and receives instructions from, members of our human resources department who are performing tasks at the direction of the Compensation Committee or its chairman.

Nominating and Governance Committee

Charter and Meetings

The Nominating and Governance Committee of our Board has a written charter, which is available in the “Corporate Governance” section of our website at www.qwest.com/about/investor/governance. The Nominating and Governance Committee met 5 times and acted once by unanimous written consent during 2007.

Director Qualifications and Criteria for Board Membership

Under its charter, the Nominating and Governance Committee has the responsibility to recommend candidates for election as directors and believes that candidates for director should have certain minimum qualifications, including experience in one or more of the following:

•	business or management for complex and large consolidated companies or other complex and large institutions;

•	accounting or finance for complex and large consolidated companies or other complex and large institutions;

•	leadership, strategic planning, or crisis response for complex and large consolidated companies or other complex and large institutions;

•	the telecommunications industry; and

•	other significant and relevant areas deemed by the Nominating and Governance Committee to be valuable to Qwest.

Directors also should possess:

•	significant experience in their respective fields of endeavor;

•	useful knowledge, background and judgment; and

•	the commitment to learn Qwest’s business.

The Nominating and Governance Committee evaluates candidates for the Board on the basis of the process and standards set forth in its charter and our Governance Guidelines. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms (to whom we pay a fee), stockholders or other persons. In 2007, we paid a fee to a third-party search firm, Boardroom Consultants, to assist us with the selection of Jan L. Murley as a director and to another third-party search firm, Spencer Stuart, to assist us with the selection of Edward A. Mueller as our Chairman and Chief Executive Officer.

The Nominating and Governance Committee will consider nominees recommended by our stockholders. Any stockholder wishing to propose a nominee for consideration by the Nominating and Governance Committee should submit a recommendation in writing to our Corporate Secretary at our principal executive office, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. The Nominating and Governance Committee does not intend to alter its criteria for evaluating potential director candidates, including the criteria set forth above, in the case of director candidates recommended by stockholders. The Nominating and Governance Committee periodically considers recommendations for director candidates. If you wish to raise a director nomination for next year’s annual meeting, you must comply with the notice and other requirements described above under the heading “Questions and Answers about the Proxy Materials and the Meeting—Q: May I propose actions for consideration at next year’s meeting of stockholders?”

Processes Relating to Director Compensation

Under its charter, the Nominating and Governance Committee is responsible for reviewing director compensation annually for appropriateness and sufficiency. Based on this review, the Nominating and Governance Committee recommends to the Board any proposed changes to director compensation. The Board is ultimately responsible for approving the form and amount of director compensation. The Nominating and Governance Committee may appoint and delegate any of its responsibilities to subcommittees but no subcommittee may have any final decision-making authority on behalf of our Board. The Nominating and Governance Committee does not currently have any subcommittees.

Our human resources department supports the Nominating and Governance Committee and our Board in their work relating to director compensation. Among other things, our human resources department compiles and analyzes historical director compensation information and market and proxy data. The Nominating and Governance Committee and our Board then use this information to evaluate and make decisions about director compensation. Our human resources department and executive officers also use this information as a basis for their recommendations to the Nominating and Governance Committee and our Board about the structure, form and amount of director compensation. These recommendations may include a recommendation from our CEO, who is a director but who does not receive any separate compensation for his role as a director. As discussed above under the heading “Compensation and Human Resources Committee – Processes Relating to Executive Compensation” and below under the heading “Executive Compensation,” our CEO’s compensation is evaluated and approved by the Compensation Committee.

The Nominating and Governance Committee has the authority to retain independent consultants as it deems appropriate to carry out its duties. As described above, the Compensation Committee engages Mercer as its compensation consultant. In connection with the Nominating and Governance Committee’s review of director compensation in 2007, Mercer assisted our human resources department with the compilation and analysis of historical director compensation information and market and proxy data. Mercer reports directly to the chairman of the Compensation Committee. In connection with the performance of its services, Mercer also works with, and receives instructions from, members of our human resources department who are performing tasks at the direction of the Compensation Committee or its chairman.

Finance Committee

The purpose of the Finance Committee is, among other things, to review and evaluate our financial needs, to approve the issuance of debt and equity securities, to oversee the administration of our trust funds and to review our business strategy as it deems necessary. The Finance Committee also makes recommendations to our Board and management about financial policies and objectives. The Finance Committee met 5 times and acted once by unanimous written consent during 2007.

Executive Committee

The Executive Committee may exercise all the powers and authority of our Board in the management of Qwest, except as prohibited by the Delaware General Corporation Law. The Executive Committee did not meet or act by unanimous written consent during 2007.

How to Obtain Copies of our Governance-Related Materials

Copies of our Governance Guidelines, codes of conduct and the charters for the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are available in the “Corporate Governance” section of our website at www.qwest.com/about/investor/governance. Copies of these documents are also available in print to any stockholder who requests them by sending a written request to our Corporate Secretary at Qwest Communications International Inc., 1801 California Street, Denver, Colorado 80202.

DIRECTOR COMPENSATION

Director Compensation Table

The table below summarizes the compensation paid to and earned by each of our non-employee directors in 2007. This compensation was paid in accordance with our director compensation plan, which is described below under the heading “Director Compensation Plan.” Directors who are also our employees do not receive any separate compensation for their services as directors. During 2007, we had two directors who were also our employees: Edward A. Mueller and Richard C. Notebaert. You can find information about their compensation below under the heading “Executive Compensation.”

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(2)	Total
Linda G. Alvarado	$56,875	$25,110	$58,764	$140,749
Charles L. Biggs	$70,625	$25,110	$58,764	$154,499
K. Dane Brooksher	$76,250	$25,110	$58,764	$160,124
Peter S. Hellman	$56,250	$25,110	$58,764	$140,124
R. David Hoover	$56,250	$25,110	$105,607	$186,967
Patrick J. Martin	$70,000	$25,110	$92,141	$187,251
Caroline Matthews	$57,500	$25,110	$105,607	$188,217
Wayne W. Murdy	$57,500	$25,110	$92,141	$174,751
Jan L. Murley(3)	$3,854	$381	—	$4,235
Frank P. Popoff	$84,375	$25,110	$58,764	$168,249
James A. Unruh	$66,250	$25,110	$92,141	$183,501
Anthony Welters	$60,000	$25,110	$49,671	$134,781

(1)	Each of Messrs. Brooksher, Hoover, Martin, Popoff, Unruh and Welters elected to defer all of his fees earned in 2007 under our Deferred Compensation Plan for Non-Employee Directors, which is described below.

(2)	Amounts represent the dollar amount we recognized in 2007 for financial statement reporting purposes with respect to restricted stock and options granted in 2007 and previous years. In accordance with SEC rules, the amounts in the table disregard the estimate of forfeitures on service-based awards. We used the same assumptions to calculate these amounts as we used for financial statement reporting purposes. You can find general information about the ranges of these assumptions in Note 13 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007, and in Note 3 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006. In addition, we include below supplemental information about the assumptions we used to calculate the amounts for awards granted in 2007 and included in our 2007 proxy statement supplemental information about the assumptions we used to calculate the amounts for awards granted in 2006.

2007 Awards

Each of our non-employee directors other than Ms. Murley received a restricted stock award of 6,000 shares and an option for 10,000 shares, each with a grant date of January 2, 2007. Our Compensation Committee approved these awards on December 14, 2006. The estimated grant date fair value of each restricted stock award was $50,220, which we calculated using the closing price of our common stock on the date of grant ($8.37). The estimated grant date fair value of each stock option award was $39,000, which we calculated based on the Black-Scholes model using the following assumptions:

•	Risk-free interest rate of 4.6%;

•	Expected dividend yield of zero;

•	Expected option life of 5 years; and

•	Volatility factor of the expected market price of our common stock of 47%

Two of the more significant assumptions used to determine these estimates are the expected option life and the expected volatility, both of which we estimated based on historical information. As noted above, these are the same assumptions used for financial statement reporting purposes.

Ms. Murley received a restricted stock award of 1,000 shares with a grant date of December 12, 2007. This was also the date on which our Compensation Committee approved the grant. The estimated grant date fair value of this restricted stock award was $7,080, which we calculated using the closing price of our common stock on the date of grant ($7.08).

Outstanding Restricted Stock and Stock Options

The following table shows the total number of shares of unvested restricted stock and total stock options held by each of our non-employee directors on December 31, 2007:

Name	Unvested Restricted Stock Outstanding	Stock Options Outstanding
		Vested	Unvested
Linda G. Alvarado	6,000	71,880	40,000
Charles L. Biggs	6,000	50,000	40,000
K. Dane Brooksher	6,000	50,000	40,000
Peter S. Hellman	6,000	71,880	40,000
R. David Hoover	6,000	10,000	88,000
Patrick J. Martin	6,000	10,000	88,000
Caroline Matthews	6,000	10,000	88,000
Wayne W. Murdy	6,000	10,000	88,000
Jan L. Murley	1,000	—	—
Frank P. Popoff	6,000	77,068	40,000
James A. Unruh	6,000	10,000	88,000
Anthony Welters	6,000	—	32,000

(3)	Ms. Murley joined the Board in December 2007.

Director Compensation Plan

In October 2007, upon recommendations of the Nominating and Governance Committee and the Compensation Committee, our Board approved changes to our director compensation plan. The table below shows the compensation to which our non-employee directors were entitled for 2007. The annual retainers and premiums were prorated for the periods shown.

	January 1- October 16, 2007		October 17- December 31, 2007
Annual Retainer	$50,000		$70,000
Meeting Fees	None	(1)	None
Annual Lead Director Premium	$20,000		$20,000
Annual Committee Member Retainer
Audit Committee	None		$10,000
Compensation Committee	None		$7,500
All Other Committees	None		$5,000
Annual Committee Chair Premium (paid instead of the Annual Committee Member Retainer described above)
Audit Committee	$20,000		$20,000
Compensation Committee	$10,000		$15,000
All Other Committees	$10,000		$10,000
Annual Equity Award(2)	$100,000 value(3)
New Director Equity Award	$120,000 value		None	(3)

(1)	Under the plan in place from January 1 to October 16, 2007, non-employee directors were entitled to meeting participation fees only if they attended more than 12 meetings of the Board or a particular committee during the year. These meeting thresholds were not met by October 16, 2007, so we did not pay any meeting participation fees in 2007.
(2)	Each non-employee director receives an annual equity award valued by us at $100,000 on the first business day of each year. All awards are granted under our Equity Incentive Plan. For the 2007 annual equity awards, directors received approximately half of the value of their awards in the form of stock options and half in the form of restricted stock, and their awards vest over 2 years at 50% per year. The actual number of options we granted was equal to $50,000 divided by an option value based on the average Black-Scholes value for the last calendar week of the previous quarter and rounded to the nearest 1,000 shares. The actual number of shares of restricted stock we granted was equal to $50,000 divided by the closing market price of our common stock on the date of grant and rounded to the nearest 1,000 shares. Beginning on October 17, 2007, directors receive their equity awards all in the form of restricted stock, and their awards vest in full after one year.

The options terminate if they are not exercised by the 10th anniversary of the date of grant. The options terminate, and restricted stock forfeits, to the extent they are not vested on the director’s removal or resignation from the Board. The options and restricted stock fully vest upon a change in control, as defined in our Equity Incentive Plan and described below under “Grants of Plan-Based Awards in 2007—Other Stock Awards and Other Option Awards.”

(3)	Beginning on October 17, 2007, any new non-employee director receives a prorated annual equity award on the date on which he or she is elected to the Board.

For 2008, non-employee directors are entitled to the same compensation shown in the table above under the column entitled “October 17-December 31, 2007.”

Equity Award Practices

The grant date of each annual equity award to non-employee directors is the first business or trading day of the year, and the grant date of each prorated equity award to a new director is the date on which the director is appointed to the Board. The 2007 annual equity awards have a grant date of January 2, 2007, and were approved by the Compensation Committee on December 14, 2006. The only prorated equity award to a new director in 2007 has a grant date of December 12, 2007, which is also the date on which the Compensation Committee approved the grant. All options granted to our directors since the beginning of 2007 have an exercise price equal to the closing market price of our common stock on the grant date. The Compensation Committee may or may not possess material nonpublic information when it approves awards. However, the Compensation Committee consistently acts only at a particular time of the year and does not try to achieve more advantageous grant dates or exercise prices in connection with the timing of the release of material nonpublic information.

Equity Compensation Plan for Non-Employee Directors

Under our Equity Compensation Plan for Non-Employee Directors, non-employee directors may elect, on a quarterly basis, to receive any or all of the amount of their annual directors’ fees and meeting fees in the form of shares of our common stock. Since the beginning of 2007, none of our directors has made this election.

Deferred Compensation Plan for Non-Employee Directors

Non-employee directors may elect to defer all or any portion of their directors’ fees for an upcoming year under our Deferred Compensation Plan for Non-Employee Directors. A director’s election to defer fees must be made within 30 days of the director’s appointment to the Board (with respect to fees not yet earned) and thereafter on an annual basis in the year before the year in which the fees would otherwise be payable. Quarterly, we credit each participant’s account with a number of “phantom units” having a value equal to his or her deferred director fees. Each phantom unit has a value equal to one share of our common stock and is subject to adjustment for cash dividends payable to our stockholders as well as stock dividends and splits, consolidations and other transactions that affect the number of shares of our common stock outstanding. Subject to the terms of the plan, each participant’s account will be distributed as a lump sum as soon as practicable following the end of his or her services as a director. Amounts deferred before 2005 and earnings on those amounts are subject to the distribution options elected in advance by the participant and may be in the form of: (i) a lump-sum payment; (ii) annual cash installments over periods up to 10 years; or (iii) some other form selected by our chief human resources officer (or his or her designee).

The table below shows the number of phantom equity units credited to accounts for our non-employee directors and the value of those units as of December 31, 2007:

Name	Number of Phantom Equity Units	Value of Phantom Equity Units(1)
Linda G. Alvarado	173,088	$1,213,347
Charles L. Biggs	44,837	$314,307
K. Dane Brooksher	72,438	$507,790
Peter S. Hellman	217,736	$1,526,329
R. David Hoover	13,853	$97,110
Patrick J. Martin	18,292	$128,227
Caroline Matthews	740	$5,187
Wayne W. Murdy	4,607	$32,295
Jan L. Murley	—	—
Frank P. Popoff	190,419	$1,334,837
James A. Unruh	19,324	$135,461
Anthony Welters	9,836	$68,950

(1)	Value is calculated by multiplying the closing market price of our common stock on December 31, 2007 ($7.01), by the number of phantom equity units.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

All of our directors stand for election annually and for terms that expire at the next annual meeting. Any director appointed to our Board as a result of a newly created directorship or to fill a vacancy holds office until the next annual meeting. The Nominating and Governance Committee has nominated the 13 persons named below to serve as directors until our next annual meeting and until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement. All nominees are currently serving on our Board. Our Board appointed Mr. Mueller to the Board in August 2007 and Ms. Murley to the Board in December 2007. As such, these directors have not previously stood for election at an annual meeting. Our stockholders elected all other nominees.

Unless you indicate on your proxy that you are voting AGAINST one or more of the nominees or that you ABSTAIN from voting with respect to one or more of the nominees, the persons named as proxies will vote all proxies received FOR the election of each nominee. Each of the nominees has consented to be named as a nominee in this proxy statement, and we expect that each of the nominees will be able to serve if elected. If any nominee is unavailable for election, the persons named as proxies will vote your shares FOR the election of a substitute nominee proposed by our Board.

Each nominee will be elected a director if he or she receives the affirmative vote of a majority of the votes cast with respect to that director’s election. A majority of the votes cast means that the number of votes FOR a director must exceed 50% of the votes cast with respect to that director’s election. Votes AGAINST the director count as votes cast with respect to that director, but ABSTENTIONS do not count as votes cast with respect to the director. In accordance with our Amended and Restated Bylaws, each nominee has submitted an irrevocable letter of resignation conditioned upon (a) him or her not receiving 50% of the votes cast and (b) the Board’s acceptance of the resignation. If a director does not receive 50% of the votes cast, the Board, acting on the recommendation of the Nominating and Governance Committee, will determine whether to accept the director’s resignation. The Board will make this determination within 90 days of receiving certified voting results and may consider any appropriate and relevant information. The Board will accept the director’s resignation unless it determines that a compelling reason exists for concluding that it is in our best interests for the director to remain a director. Except in certain circumstances where a quorum would not exist, the Nominating and Governance Committee and the Board will make their determinations without the participation of any directors who did not receive 50% of the votes cast.

Recommendation of our Board of Directors

The Board of Directors recommends that you vote FOR each of the director nominees named below. Proxies will be voted FOR each of the nominees named below unless you otherwise specify in your proxy.

Below you can find information, including biographical information, about our director nominees.

Name	Age(1)	Year Began as Director
Edward A. Mueller(2)	60	2007
Linda G. Alvarado	56	2000
Charles L. Biggs	67	2004
K. Dane Brooksher	69	2004
Peter S. Hellman	58	2000
R. David Hoover	62	2005
Patrick J. Martin	67	2005
Caroline Matthews	48	2005
Wayne W. Murdy	63	2005
Jan L. Murley	56	2007
Frank P. Popoff	72	2000
James A. Unruh	67	2005
Anthony Welters	53	2006

(1)	As of March 24, 2008.
(2)	Under the terms of Mr. Mueller’s employment agreement, we have agreed that, during the term of the agreement and while Mr. Mueller is employed by us, we will use our best efforts to cause him to be appointed as one of our directors and to be appointed as Chairman of our Board and to include him in the Board’s slate of nominees for election as a director at annual meetings of our stockholders and will recommend to our stockholders that he be elected as a director.

Edward A. Mueller has been our Chairman and Chief Executive Officer since August 2007. Mr. Mueller served as Chief Executive Officer of Williams-Sonoma, Inc., a specialty retailer of home furnishings, from January 2003 until July 2006, and served as a director of Williams-Sonoma from 1999 until May 2007. Prior to joining Williams-Sonoma as Chief Executive Officer, Mr. Mueller held a variety of executive level positions with several telecommunications companies, including Ameritech, SBC International Operations, Pacific Bell and Southwestern Bell Telephone. Mr. Mueller currently serves as a director of The Clorox Company. Mr. Mueller holds a bachelor’s degree in civil engineering from the University of Missouri and an executive masters degree in business administration from Washington University.

Linda G. Alvarado has been President and Chief Executive Officer of Alvarado Construction, Inc. since 1978. Alvarado Construction is a commercial and industrial general contractor, construction management and development company. Ms. Alvarado currently serves as a director of Pepsi Bottling Group, 3M Company, Pitney Bowes, Inc. and Lennox International Inc. Ms. Alvarado earned a bachelor’s degree from Pomona College.

Charles L. Biggs was a management consultant with Deloitte & Touche, a professional services firm that provides assurance and advisory, tax and management consulting services, from 1968 until his retirement in 2002. At Deloitte, Mr. Biggs held various management positions, including National Director of Strategy Services for Deloitte’s strategy arm and Chairman of Deloitte/Holt Value Associates. Mr. Biggs currently serves as a director of Standard Parking Corporation. Mr. Biggs earned a bachelor’s degree in industrial management from Kent State University.

K. Dane Brooksher was Chairman of the Board of ProLogis, a provider of distribution facilities and services, from 1999 to May 2007 and Chief Executive Officer of ProLogis from 1999 to December 2004. Before joining ProLogis in 1993, Mr. Brooksher spent more than 32 years with KPMG Peat Marwick (now KPMG LLP). Mr. Brooksher currently serves as a trustee of ProLogis and as a director of Pactiv Corporation and Cass Information Systems, Inc. Mr. Brooksher earned a bachelor’s degree from the College of William and Mary.

Peter S. Hellman held various management positions with Nordson Corporation from 2000 until his retirement in January 2008, including President from 2004 to January 2008 and Chief Financial and Administrative Officer from 2000 to January 2008. Nordson is a designer, manufacturer and marketer of industrial equipment. Prior to joining Nordson, Mr. Hellman held various positions at TRW Inc., BP America and The Irving Trust Company. Mr. Hellman currently serves as a director of Baxter International Inc. and Owens-Illinois, Inc. Mr. Hellman earned a bachelor’s degree from Hobart College and an M.B.A. from Case Western Reserve University.

R. David Hoover has held various management positions with Ball Corporation since 1970, including Chairman since 2002, Chief Executive Officer since 2001 and President since 2000. Ball is a provider of metal and plastic packaging, primarily for beverages and foods, and of aerospace and other technologies and services. Mr. Hoover currently serves as a director of Ball, Energizer Holdings, Inc. and Irwin Financial Corporation. Mr. Hoover received a bachelor’s degree from DePauw University and an M.B.A. from Indiana University and completed the Advanced Management Program of the Harvard University Graduate School of Business.

Patrick J. Martin was Chairman, President and Chief Executive Officer of Storage Technology Corporation from 2000 until his retirement in August 2005. Storage Technology was a designer, manufacturer and marketer of tape drives and automated cartridge libraries, disk arrays and network management and backup software that was acquired by Sun Microsystems, Inc. in August 2005. Prior to joining Storage Technology, Mr. Martin held various management positions with Xerox Corporation. Mr. Martin earned a bachelor’s degree from Iona College, a master’s degree and Ph.D. from George Washington University and a P.M.D. from Harvard University.

Caroline Matthews has served as President of the WellPoint Foundation since September 2006. The WellPoint Foundation is a private, non-profit organization wholly funded by health insurance company, WellPoint, Inc., to administer its social responsibility programs and charitable contributions. Since 1988, Ms. Matthews has held various management positions with WellPoint and its affiliates, including President of Blue Cross and Blue Shield of Georgia from December 2004 to September 2006, President of Anthem Blue Cross and Blue Shield’s West Region from August 2004 to December 2004 and Chief Operating Officer of Anthem Blue Cross and Blue Shield’s West Region from 2000 to August 2004. Ms. Matthews received a bachelor’s degree from Sheffield University in Yorkshire, England and an M.B.A. from Indiana University.

Wayne W. Murdy held various management positions with Newmont Mining Corporation, a worldwide gold producer, from 1992 until his retirement in 2007, including Chairman from 2002 to December 2007 and Chief Executive Officer from 2001 to June 2007. Before joining Newmont Mining, Mr. Murdy spent 15 years serving in senior financial positions in the oil and gas industry, including positions with Apache Corporation and Getty Oil Company. Mr. Murdy earned a bachelor’s degree from California State University at Long Beach.

Jan L. Murley has served as a consultant to Kohlberg Kravis Roberts & Co., a private equity firm, since November 2006. From October 2003 to July 2006, Ms. Murley was Chief Executive Officer and a director of The Boyds Collection, Ltd., a designer and manufacturer of gifts and collectibles. From 1999 to September 2002, she was Group Vice President – Marketing of Hallmark Cards, Inc., a publisher of greeting cards and related gifts. Prior to joining Hallmark, Ms. Murley spent more than 20 years serving in various positions at The Procter & Gamble Company. Ms. Murley currently serves as a director of The Clorox Company and 1-800 Flowers.com. Ms. Murley received her bachelor’s degree and an M.B.A., both from Northwestern University.

Frank P. Popoff was Chairman of The Dow Chemical Company, which manufactures chemical, plastic and agricultural products, from 1992 until his retirement in 2000. During his career at Dow, Mr. Popoff also served as

Chief Executive Officer. Mr. Popoff currently serves as a director of American Express Company, Shin-Etsu Chemical Co. Ltd. and United Technologies Corporation. Mr. Popoff earned a bachelor’s degree in chemistry and an M.B.A. from Indiana University.

James A. Unruh has served as Principal of Alerion Capital Group, a merchant banking organization focused on private equity, since 1998. Prior to joining Alerion Capital, Mr. Unruh held various positions with Unisys Corporation and its predecessors, including most recently Chairman, President and Chief Executive Officer. Mr. Unruh currently serves as a director of CSG Systems International, Inc., Prudential Financial, Inc. and Tenet Healthcare Corporation. He earned a bachelor’s degree from Jamestown College and an M.B.A. from the University of Denver.

Anthony Welters has served as Executive Vice President of UnitedHealth Group since January 2007 and as President of its Public and Senior Markets Group since September 2007. UnitedHealth Group provides health care services and resources. Mr. Welters previously served as President and Chief Executive Officer of AmeriChoice Corporation (a UnitedHealth Group company) from 1989 when he founded the company until December 2006. Mr. Welters currently serves as a director of West Pharmaceutical Services, Inc. and C.R. Bard, Inc. Mr. Welters received a bachelor’s degree from Manhattanville College and a J.D. from New York University School of Law.

EXECUTIVE OFFICERS AND MANAGEMENT

Below you can find information, including biographical information, about our executive officers (other than Mr. Mueller, whose biographical information appears above).

Name	Age(1)	Position
John W. Richardson(2)	63	Executive Vice President and Chief Financial Officer
Richard N. Baer	50	Executive Vice President, General Counsel and Corporate Secretary
Paula Kruger	57	Executive Vice President, Mass Markets Group
Thomas E. Richards	53	Executive Vice President, Business Markets Group
R. William Johnston	53	Senior Vice President, Controller and Chief Accounting Officer

(1)	As of March 24, 2008.
(2)	In April 2008, we announced that Mr. Richardson will be leaving Qwest. Mr. Richardson will continue in his position while we conduct a search for his successor.

John W. Richardson has been our Executive Vice President and Chief Financial Officer since April 2007. He previously served as our Controller and Senior Vice President from April 2003 to April 2007. From October 2002 to April 2003, Mr. Richardson was an independent consultant. From 1967 to October 2002, Mr. Richardson held various financial positions at the Goodyear Tire & Rubber Company, a tire manufacturer, including most recently Vice President of Finance for the North American tire business unit. Mr. Richardson currently serves as a director of Ashworth, Inc. Mr. Richardson received his bachelor’s degree from Ohio University.

Richard N. Baer has been our Executive Vice President, General Counsel and Corporate Secretary since December 2002. Mr. Baer, who joined Qwest in 2001, previously served as our Deputy General Counsel and as Special Legal Counsel to our Chairman and CEO. Prior to joining Qwest, Mr. Baer was chairman of the litigation department at the Denver law firm of Sherman & Howard. Mr. Baer received his bachelor’s degree from Columbia University and his juris doctor degree from Duke University.

Paula Kruger has served as our Executive Vice President, Mass Markets Group, since September 2003. From 2001 to September 2003, Ms. Kruger served as President of the Customer Relationship Management service line at Electronic Data Systems Corporation, a technology company. Ms. Kruger currently serves as a director of Technology Solutions Company. Ms. Kruger earned a bachelor’s degree in economics from C.W. Post—Long Island University and an M.B.A. from C.W. Post—Roth Graduate School of Business.

Thomas E. Richards has been our Executive Vice President, Business Markets Group, since April 2005. From January 2004 to March 2005, Mr. Richards worked periodically as an independent consultant. From 2000 to December 2003, Mr. Richards was Chairman, President and Chief Executive Officer of Clear Communications, Inc., a supplier of optical and digital network management software. Prior to joining Clear Communications, Mr. Richards held executive positions at Ameritech Corporation and Bell Atlantic Corporation. Mr. Richards received a bachelor’s degree from the University of Pittsburgh and an M.S. degree in management from the Massachusetts Institute of Technology.

R. William Johnston has served as a Senior Vice President since December 2007 and as our Controller since April 2007 and was designated our Chief Accounting Officer in August 2007. Mr. Johnston served as a Vice President from June 2003 until December 2007 and as our Assistant Controller from June 2003 to April 2007. Mr. Johnston has held various successively more senior finance, accounting and public policy positions with us since 1988. Mr. Johnston holds a bachelor’s degree in business administration from the University of Nebraska at Omaha.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Compensation Objectives

We use executive compensation practices that we believe allow us to attract, retain, motivate and appropriately reward the talented individuals we need to continue to be a leading provider of voice, data, Internet and video services and to maintain our commitment to the “Spirit of Service.” The following key principles influenced and guided our executive compensation practices for 2007:

Principle	Key Points and Compensation Elements Involved
Compensation should be sufficiently competitive to attract and retain talented executives	• Total compensation is targeted at or above the median of our peers

Compensation should reflect position and responsibility

•        Total compensation increases with position and responsibility

•        A greater percentage of total compensation should be at risk as position and responsibility increase

•        “at risk” compensation includes annual bonuses and equity awards

•        executives with greater roles in, and responsibility for, achieving Qwest’s performance goals bear a greater proportion of the risk that those goals are not achieved and receive a greater proportion of the reward if goals are met or surpassed

Compensation should relate to and reward corporate and individual performance

•        In setting salaries, we believe in paying for performance, meaning that higher performing executives receive higher salaries compared to peer executives

•        Annual bonuses are linked to individual performance and various components of Qwest’s performance

•        Equity awards are by their nature tied to our longer-term financial performance

Compensation should be balanced between cash and equity-based

•        A portion of total compensation is paid in the form of equity because equity ownership encourages executives to behave like owners and provides a clear link between the interests of executives and those of stockholders

•        The ratio of equity awards to cash compensation increases as position and level of responsibility increase because higher-level executives generally have greater influence over our long-term stock performance

Equity awards should be balanced between stock options and restricted stock	• Provides additional balance and diversity to compensation packages • stock options are entirely at risk, while restricted stock has some inherent value

Compensation should provide a mix of current, annual and long-term compensation

•        Provides a balance among the current, mid-range and long-range goals of Qwest and our executives

•        current compensation (salary and perquisites) is designed to provide an immediate financial incentive

•        annual compensation (annual bonuses) and long-term compensation (equity awards and retirement, pension, severance and change-in-control benefits) are designed to focus executives on our longer-term achievements

•        Participation in annual and long-term compensation increases at the higher levels of responsibility where executives have the greatest influence on our lasting success and profitability

Use of Market and Proxy Data and Benchmarking

We strive to set executive compensation at competitive levels. This involves, among other things, establishing compensation levels that are generally consistent with levels at other companies with which we compete for talent. We refer to these other companies as our peers. To do this, the Compensation Committee relies on market and proxy data collected and analyzed by Mercer and our human resources department. In general, market data comes from published compensation surveys prepared by Mercer and others. These surveys often contain information about a broad range of companies; however, when available, Mercer uses information from these surveys that relates to similarly-sized companies in the telecommunications industry. Proxy data comes from the publicly-available proxy statements of our peers.

The Compensation Committee also benchmarks our executive compensation against our peers. In particular, we benchmark total annual cash compensation (consisting of salary and bonus) and equity awards. Executives are generally benchmarked against individuals who work in similarly-situated positions at our peers. You can find more information about our benchmarking practices for each of these elements of compensation below under the heading “Elements of Compensation.”

Our human resources department determines the makeup of our peer group and reevaluates the group annually. For setting 2007 compensation, our peer group consisted of 10 companies that are or were in our industry and related industries. Seven of these companies, like us, are or were Fortune 300 companies. Below is a list of our peers for 2007.

ALLTEL Corporation	Comcast Corporation
AT&T Corp.	Lucent Technologies Inc.
Bellsouth Corporation	Motorola, Inc.
CenturyTel Inc.	Sprint Nextel Corporation
Citizens Communications Co.	Verizon Communications, Inc.

Elements of Compensation

Our executive compensation structure for 2007 had four key elements:

•	total annual cash compensation, consisting of salary and bonus;

•	equity awards, consisting of stock options and restricted stock;

•	post-employment compensation; and

•	perquisites and other benefits.

Total Annual Cash Compensation

Total annual cash compensation consists of market-competitive salaries and performance-based bonuses. Consistent with the compensation principles discussed above, the Compensation Committee believes that total annual cash compensation for executives should be targeted generally between the 50th and 75th percentiles of our peers depending on experience, complexity and difficulty of position and performance.

Salary

The Compensation Committee reviews executive salaries annually and at the time of a promotion or other change in responsibilities. For Mr. Mueller (who was hired as our CEO in August 2007) and Mr. Richardson (who was promoted to CFO in April 2007), the Compensation Committee approved salaries that were below the median as compared to our peers. In setting these salaries, the Compensation Committee took into account the fact that Mr. Mueller was new to Qwest and Mr. Richardson was new to the role of CFO. More importantly though, the Compensation Committee chose these salary levels so that a larger portion of the executives’ total compensation would be performance based, equity based or long-term in nature.

In February 2007, the Compensation Committee increased Mr. Baer’s salary by 5%, Ms. Kruger’s salary by 5% and Mr. Richards’ salary by 12%. These increases were based on recommendations from our then-current CEO and on a review of market and proxy data. Consistent with our benchmarking objectives discussed above, Mr. Richards’ and Ms. Kruger’s total annual cash compensation moved from below the 50th percentile to between the 50th and 65th percentiles as compared to our peers, and Mr. Baer’s total annual cash compensation moved from approximately the 50th percentile to between the 50th and 65th percentiles as compared to our peers.

From January 2007 until his retirement in August 2007, Mr. Notebaert received an annual salary of $1.1 million, which was the same salary he received every year since he joined Qwest in 2002. The Compensation Committee did not make any changes to Mr. Notebaert’s salary in 2007 in part because it believed that any increases to his total compensation should come through other elements of compensation, such as bonus and equity awards. In February 2007, the Compensation Committee increased Mr. Shaffer’s salary by 4% based on a recommendation from our then-current CEO and on a review of market and proxy data showing that the increase kept Mr. Shaffer’s total annual cash compensation between the 50th and 65th percentiles compared to our peers.

Bonus

General. Consistent with our compensation objectives discussed above, our executives participate in our annual cash bonus plans. The 2007 plan was approved in December 2006 and relates to service and performance in 2007, and the 2008 plan was approved in December 2007 and relates to service and performance in 2008. The SEC refers to bonuses under plans like ours as non-equity incentive plan compensation, and we use that term in some of the compensation tables below.

2007 Cash Bonus Plan. Executive bonuses under the 2007 plan were calculated as follows:

	2007 Salary	x	Bonus Target Percentage	x	Corporate Performance Percentage (on a Scale of 0-150%)	x	Individual Performance Percentage (on a Scale of 0-150%)	=	Bonus
John W. Richardson	*		90%/150%*		100.6%		100%		$670,145
Richard N. Baer	*		150%		100.6%		150%		$1,429,695
Paula Kruger	*		100%		99.7%		100%		$491,880
Thomas E. Richards	*		100%		85.8%		95%		$386,487

*	If applicable, adjustments to salaries and bonus target percentages during the year are prorated based on calendar days. As such, the salaries used under the plan are slightly different from the salaries reported in the Summary Compensation Table below.

Under his employment agreement, Mr. Mueller received a guaranteed bonus for 2007 of $946,849, which was his annual target bonus of $2,400,000 prorated for service in 2007. Mr. Mueller did not receive any additional bonus under our 2007 cash bonus plan. Mr. Mueller negotiated his guaranteed bonus when he was hired. Because we hired Mr. Mueller mid-year, he was not employed when we established the performance targets under the plan and he had less opportunity to influence our 2007 performance. As such, the Compensation Committee thought that, for 2007, some of his compensation that would otherwise be at risk and performance based should be guaranteed instead.

Bonus Target Percentages. The Compensation Committee reviews bonus targets annually and at the time of a promotion or other change in responsibilities. When we hired Mr. Mueller in August 2007, the Compensation Committee approved a bonus target of 200%, which placed him at the median as compared to our peers. When we promoted Mr. Richardson in April 2007, the Compensation Committee increased his bonus target from 90% to 150%, which placed him below the median as compared to our peers. For each of these executives, because his salary was below the median as compared to our peers, his targeted total annual cash compensation was also below the median. In setting these bonus targets, the Compensation Committee took into account the fact that Mr. Mueller was new to Qwest and that Mr. Richardson was new to the role of CFO. More importantly though, the Compensation Committee chose these targets because they resulted in a larger portion of total compensation being at risk, performance based and longer term in nature.

For 2007, the Compensation Committee did not make any changes to the bonus targets for our other executives. The Compensation Committee believes those targets continue to result in targeted total annual cash compensation consistent with our benchmarking objectives. The Compensation Committee also believes those targets sufficiently increase with position and responsibility. This means that, for higher-level executives, a larger portion of total annual cash compensation and total compensation is at risk and tied to performance.

Corporate Performance Percentages. Corporate performance percentages were determined by comparing management’s assessment of actual corporate performance in 2007 to pre-established performance measures and targets. In December 2006, the Compensation Committee approved the measures and weightings to be used under the plan. The Compensation Committee did not make any significant changes to the measures and weightings as compared to those used under the 2006 plan. At that time, the Compensation Committee and management believed the measures and weightings provided an accurate appraisal of our overall annual performance that was consistent with how our performance was viewed both internally and externally. As a result of consultation with certain of our stockholders, our Board and the Compensation Committee have adopted a policy that requires us to exclude as a factor in determining bonus payouts any impact on net income from “net pension cost” resulting from projected returns or debits on employee pension assets. Net pension cost is defined in our Governance Guidelines and means generally the gain or loss associated with changes in estimated pension costs.

In February 2007, the Compensation Committee approved the specific performance targets to be used under the plan. Our management, including our then-current CEO, recommended the goals for the imperatives measure. Depending on the executive, imperatives may have included, among other things, customer satisfaction, customer retention, productivity and efficiency. The targets for all other measures were derived from our 2007 financial budgets as approved by our Board and were based on recommendations from management, including our then-current CEO. We include below the targets relating to Qwest’s overall performance in 2007. We do not disclose the confidential targets relating to the 2007 performance of our individual business units. Overall, in determining targets for each of the measures under our annual cash bonus plans, we believe payout at the 80% level should be achievable, payout at the 100% level is challenging and payout at the 150% level is difficult. We paid bonuses under these plans in 6 out of the past 7 years, and the corporate performance percentage in those 6 years ranged from 77% to 125%.

In February 2008, the Compensation Committee reviewed management’s assessment of our performance in 2007 as compared to the pre-established targets. For the imperatives measure, assessing performance was subjective, and significant consideration was given to management’s recommendations. For the other measures, the Compensation Committee also considered management’s recommendations. In certain cases we adjusted the pre-established targets for changes in our business that were not contemplated by the targets, and we adjusted financial performance results for unusual and non-recurring items that were not contemplated by the targets. Based on this review, the Compensation Committee determined that the targets had been achieved at sufficient levels to merit payout and consequently approved the payment of bonuses under the plan.

Below is additional information about how the corporate performance percentages were calculated:

Administrative Support Groups (Messrs. Richardson and Baer): Corporate performance percentage of 100.6% was based on measures relating to Qwest’s overall performance, calculated as the weighted average of the following measures:

Total Revenue (25%)				Total Net Income (25%)				Total Cash Flow* (30%)				Total Imperatives (20%)
Payout Range	Target, as Adjusted	Result, as Adjusted	Payout %	Payout Range	Target, as Adjusted	Result, as Adjusted	Payout %	Payout Range	Target, as Adjusted	Result, as Adjusted	Payout %	Payout Range	Target	Payout %
150%	$14,366			150%	$979			150%	$1,729			150%	Excellent
120%	$14,257			120%	$943			120%	$1,693			120%
100%	$14,168	$13,778	90.5%	100%	$914	$911	99.8%	100%	$1,664	$1,801	150.0%	100%	Good	40.0%
90%	$13,757			90%	$779			90%	$1,530			90%
80%	$13,558			80%	$714			80%	$1,465			80%	OK
0%	< # above			0%	< # above			0%	< # above			0%	Poor

*	Total cash flow is defined as cash provided by operating activities less expenditures for property, plant and equipment and capitalized software. As described above, we also adjust the targets and performance results under this and other measures for changes and items that were not contemplated by the targets.

Mass Markets Group (Ms. Kruger): Corporate performance percentage of 99.7% was based partially on Qwest’s overall performance using the same measures and weightings described above for the Administrative Support Groups and partially on measures relating to the performance of our Mass Markets Group, calculated as the weighted average of the following measures:

Payout %
Qwest’s Overall Performance (60%)	100.6%
Mass Markets Group Performance (40%):
Mass Markets Group Revenue (20%)	97.7%
Mass Markets Group Channel Margin (12%)	98.5%
Mass Markets Group Imperatives (8%)	100.0%

Business Markets Group (Mr. Richards): Corporate performance percentage of 85.8% was based partially on Qwest’s overall performance using the same measures and weightings described above for the Administrative Support Groups and partially on measures relating to the performance of our Business Markets Group, calculated as the weighted average of the following measures:

Payout %
Qwest’s Overall Performance (60%)	100.6%
Business Markets Group Performance (40%):
Business Markets Group Revenue (20%)	87.3%
Business Markets Group Channel Margin (12%)	0.0%
Business Markets Group Imperatives (8%)	100.0%

Individual Performance Percentages. In February 2008, the Compensation Committee reviewed and approved the individual performance percentages for our executives (other than Mr. Mueller). Mr. Mueller recommended these percentages based on his subjective evaluation of the executives’ overall performance. In recommending an individual performance percentage of 150% for Mr. Baer, Mr. Mueller noted that Mr. Baer was instrumental in resolving several significant legal matters that were pending against us and that, in Mr. Mueller’s opinion, Mr. Baer’s efforts amounted to extraordinary performance. With respect to Messrs. Richardson and Richards and Ms. Kruger, Mr. Mueller’s recommendations were based on his view that these executives had generally performed at a high level. In making his recommendations, Mr. Mueller observed that he had been CEO for only a portion of 2007 and that he had generally evaluated the individual performance of these executives at or near the 100% level.

Former Executives. Neither Mr. Notebaert nor Mr. Shaffer was eligible for a bonus under the 2007 plan. However, Messrs. Notebaert and Shaffer were entitled to severance payments tied in part to their target bonuses for 2007. You can find more information about these payments below under the heading “Post-Employment Benefits for Richard C. Notebaert and Oren G. Shaffer.”

2008 Cash Bonus Plan. When the Compensation Committee approved the basic structure of the 2008 plan in December 2007, it decided to make several changes to the measures and weightings used under the plan as compared to the 2007 plan. These changes were based on recommendations from management, including our CEO, and include the following changes that affect our executives:

Change	Reason for Change
For all executives, use EBITDA (instead of net income) as one of the measures of overall corporate performance

•        EBITDA is expected to give a more meaningful appraisal of our earnings

•        EBITDA places more focus on operating revenue and expenses and eliminates the effects of interest, taxes and depreciation, which can be driven by decisions made in prior years

For Messrs. Mueller, Richardson and Baer, measure corporate performance based 60% on overall corporate performance and 40% on a combination of business unit performance (instead of 100% on overall corporate performance)	• Bonuses for all employees should be tied in part to the performance of our revenue-generating and other business units

For Ms. Kruger, give equal weight to business unit revenue and business unit margin (instead of giving more weight to business unit revenue)*	• Revenue growth and expense containment are equally important business goals for Ms. Kruger’s business unit—our Mass Markets Group

*	For Mr. Richards, business unit revenue will continue to receive more weight than business unit margin.

You can find more information about how the 2008 plan works below under the heading “Grants of Plan-Based Awards in 2007—Non-Equity Incentive Plan Awards.”

Equity Awards

Consistent with our compensation objectives discussed above, we and our stockholders have adopted an Equity Incentive Plan under which we granted stock options and restricted stock to our executives in 2007. Executives received about half of the value of their equity awards in the form of options and half in the form of restricted stock. For 2007, we believed this split provided the appropriate balance between awards that are entirely at risk and awards that have some inherent value, as discussed more fully above under the heading “Compensation Objectives.”

Size of Awards

The size of Mr. Mueller’s awards was negotiated between Mr. Mueller and the Compensation Committee when he was hired. The Compensation Committee believes the awards were an important factor in attracting Mr. Mueller to Qwest.

In determining the total amount of equity to be granted to our other executives, we used a multiple of salary benchmarked against our peers. First, our human resources department used market and proxy data provided by Mercer to determine the ranges of multiples used by our peers. Our human resources department then recommended to the Compensation Committee a multiple within this range based on the executive’s experience and performance and the complexity and difficulty of his or her position. The following table provides more information about these multiples:

	Multiple of Salary Used to Determine 2007 Awards		Range of Multiples Used by Peers
Current Executives (other than Edward A. Mueller)
John W. Richardson	5	*	5-6
Richard N. Baer	4		4-7
Paula Kruger	4		3-5
Thomas E. Richards	4		3-5
Former Executives
Richard C. Notebaert	7		7-11
Oren G. Shaffer	N/A		N/A

*	This includes Mr. Richardson’s annual equity awards and the awards he received in connection with his promotion.

Vesting of Awards

The Compensation Committee believes it is important to tie a larger portion of the total compensation of our CEO and CFO to our longer-term success. The Compensation Committee also believed that all or a significant portion of the initial equity awards for our new CEO and CFO should be entirely at risk for a meaningful amount of time. As such, awards granted in 2007 to our current CEO and CFO contain vesting provisions tied to the market value of our common stock. In addition, unless the awards vest early due to a change in control, death, disability, or a termination for good reason or without cause, these awards cliff vest after 3 or 4 years. This means that, even if the market-based conditions are met earlier, the executives must remain employed by us until the vesting date to receive any benefit. All awards granted to Mr. Mueller, and a significant majority of the awards granted to Mr. Richardson, contain this type of vesting. You can find more specific information about the vesting and other terms of these awards below under the heading “Grants of Plan-Based Awards in 2007—Equity Incentive Plan Awards.” The awards granted to Mr. Notebaert in 2007 contained similar vesting terms; however, Mr. Notebaert forfeited those awards when he retired. Mr. Shaffer did not receive any equity awards in 2007.

For Messrs. Baer and Richards and Ms. Kruger, the Compensation Committee believes it is important to provide equity awards that are tied to our longer-term success but that also provide a more immediate, and less at risk, reward. As such, the awards granted in 2007 to these executives vest ratably over 3 years. (A portion of Mr. Richardson’s awards was approved before he was promoted to CFO and therefore also contains 3 year ratable vesting.) In January 2007, the Compensation Committee changed the standard vesting schedule for new service-based awards from 4 year ratable vesting to 3 year ratable vesting. Based on market and proxy data relating to our peers, the Compensation Committee determined that 3 year vesting provides the appropriate balance between retention and fairness.

Stockholder Rights

Under our Equity Incentive Plan, holders of restricted stock have all voting, dividend, liquidation and other rights available to stockholders generally. We believe it is appropriate to provide these rights to holders of unvested restricted stock because it more closely aligns the holders’ interests with the interests of our stockholders generally.

Post-Employment Compensation

Retirement and Pension Plans

Executives are entitled to various retirement and pension plan benefits that are consistent with benefits provided by other companies, including our peers. We believe these benefits allow us to remain competitive in attracting and retaining qualified executives. For 2007, these benefits included:

•	401(k) plan, including matching contributions by us for up to the lesser of 3% of compensation or $6,750;

•	Non-qualified deferred compensation plan, including matching contributions by us for up to 3% of compensation offset by the amount of any matching contributions made to our 401(k) plan;

•	Qualified pension plan; and

•	Non-qualified pension plan, which provides benefits that may exceed limits otherwise imposed under tax and employee benefit regulations.

None of our executives participated in our deferred compensation plan in 2007.

Messrs. Notebaert and Shaffer were also entitled to additional pension benefits, including credit for additional years of service. You can find more information about these benefits below under the heading “Pension Benefits for 2007.” These benefits were provided under employment agreements entered into when we hired Messrs. Notebaert and Shaffer in 2002. We believe these benefits were an important factor in enabling us to attract these former executives to Qwest.

Severance and Change in Control Benefits

Severance and change in control benefits are intended to preserve executive productivity and encourage retention in an actual or potential change in control of the company. We believe the importance of these benefits increases with position and level of responsibility. As such, we provide severance and change in control benefits to all employees at the vice president level or above. We have standard severance agreements for employees at the executive vice president level, including Messrs. Baer and Richards and Ms. Kruger. Our severance agreement with Mr. Richardson is similar to the standard agreement for employees at the executive vice president level, except that it also includes some provisions that relate to his 2007 equity awards with market-based vesting conditions. We believe these benefits are important to achieve our productivity and retention goals described above.

Under his employment agreement, Mr. Mueller is entitled to different severance and change in control benefits. We individually negotiated these benefits with Mr. Mueller when we hired him. In addition to the productivity and retention goals described above, we believe severance and change in control benefits are especially important when we recruit a top-level executive from outside of Qwest, as was the case with Mr. Mueller. We believe these benefits were important factors in enabling us to attract Mr. Mueller to Qwest.

Messrs. Notebaert and Shaffer were also entitled to different and additional severance and change in control benefits under their employment agreements. Messrs. Notebaert and Shaffer individually negotiated some of these benefits when we hired them in 2002 and negotiated additional benefits in 2005. The additional benefits meant that, when Messrs. Notebaert and Shaffer retired in 2007, they received the same severance benefits they would have received if their employment had been terminated by us without cause or by reason of death or disability. We believe the benefits agreed to in 2002 were important factors in enabling us to attract Messrs. Notebaert and Shaffer to Qwest. The benefits agreed to in 2005 were intended to enable us to retain Messrs. Notebaert and Shaffer.

As a result of consultation with certain of our stockholders, our Board and the Compensation Committee have adopted a policy that requires us to seek stockholder approval of all future severance agreements, or changes to existing severance agreements, with executives that provide for cash and non-standard benefits having a combined value of more than 3 times the sum of the executive’s salary and target bonus. The policy applies to agreements that provide for the payment of severance as a result of a termination by us without cause or a termination by the executive for good reason. Under the policy, standard benefits include items such as equity-based compensation awarded before termination, payments required by law or under a benefit plan generally available to executives, the value of pro rata bonuses already earned, the value of continued use of corporate office or administrative support and the value of any tax gross-ups. For other benefits, the policy provides that the Compensation Committee is responsible for determining whether those benefits constitute non-standard benefits. We have not been required to take any action under this policy since its adoption in December 2003.

As shown below under the heading “Other Potential Post-Employment Compensation,” all service-based equity awards granted to our executives receive single-trigger vesting upon a change in control. This means that, upon a change in control of Qwest, outstanding and unvested options and restricted stock automatically become fully vested. Single-trigger vesting is provided for under our Equity Incentive Plan, which has been approved by our stockholders. Among other things, we believe single-trigger vesting encourages retention and continuity of management during a change in control, especially for executives who receive a significant portion of their compensation in the form of equity awards. The market-based vesting condition awards granted to Messrs. Mueller, Richardson and Notebaert in 2007 have or had different change in control vesting provisions, which are described below under the heading “Grants of Plan-Based Awards in 2007—Equity Incentive Plan Awards.”

You can find information about the amounts and types of severance and change in control benefits to which our current executives are entitled below under the heading “Other Potential Post-Employment Compensation.” You can find information about the severance and other benefits we have provided or will provide to Messrs. Notebaert and Shaffer in connection with their retirement from Qwest below under the heading “Post-Employment Benefits for Richard C. Notebaert and Oren G. Shaffer.”

Perquisites and Other Benefits

We provide executives with an annual flexible benefit payment, which is a cash payment made at the beginning of each year in lieu of the various perquisites commonly paid to executives at other companies. Although this payment is intended to replace the piecemeal payment of most perquisites, we do not require executives to use the money for any particular purpose and we do not ask executives to report to us the purposes for which the money is used. Consistent with our compensation objectives discussed above, the amount of this payment increases with position and responsibility. We believe that providing executives with the flexible benefits payment instead of paying individual perquisites on a piecemeal basis provides more certainty for us and the executives and is easier to administer. Executives other than Mr. Mueller also receive a reimbursement for taxes to which they may be subject as a result of this payment. We often refer to these types of tax reimbursements as tax gross-ups. We believe this tax gross-up helps us retain and reward our superior executive talent.

Some of our executives are entitled to personal use of our corporate aircraft. Our policy is to limit the use of corporate aircraft for personal purposes. Mr. Mueller’s employment agreement requires him to use our corporate aircraft for all business and personal travel and allows his family members to travel with him. All use must be reasonable and is subject to review by the Compensation Committee. We believe this benefit provides enhanced security for our senior most executive and his family. Guests of Mr. Mueller may also travel with him on our corporate aircraft; however, Mr. Mueller must reimburse us for related costs under an aircraft time sharing agreement. Until his retirement, Mr. Notebaert (and his wife if she accompanied him) was required to use our corporate aircraft for all business and personal travel. We also provided Mr. Notebaert with a tax gross-up for his and his wife’s personal use of corporate aircraft. At the time, we believed the tax gross-up was appropriate because Mr. Notebaert was required to use our corporate aircraft for all of his personal travel. Under our corporate policies, our CEO must approve personal travel on our corporate aircraft by any other executives or employees.

Mr. Mueller receives other perquisites under his employment agreement. First, we will pay for the installation and maintenance of a home security system for Mr. Mueller because we believe it is important for our senior most executive to have enhanced personal security. Second, we have provided or will provide Mr. Mueller with relocation benefits, including (a) reimbursement for expenses relating to travel between his former home in California and Colorado, (b) an allowance of up to $5,000 per month through February 15, 2008, for temporary housing and living expenses, (c) use of our corporate aircraft by his wife and minor child (unaccompanied by him) to fly between California and Colorado through June 30, 2008, and (d) a tax gross-up on these relocation benefits. We agreed to provide these benefits to Mr. Mueller because we believed they would facilitate and expedite his move to Colorado. Third, we purchased from Mr. Mueller his former home in California at its then-prevailing value. Again, we agreed to provide this benefit to Mr. Mueller because we believed it would facilitate and expedite his move to Colorado. Fourth, we paid Mr. Mueller’s legal expenses relating to the negotiation of his employment agreement. We believe this benefit helped ensure that Mr. Mueller had competent and independent legal counsel when negotiating with us.

Ms. Kruger is entitled to certain relocation benefits under an agreement entered into in October 2007. We will reimburse Ms. Kruger for moving expenses relating to her move from Texas to Colorado. In addition, if Ms. Kruger does not sell her current home in Texas after marketing it for a minimum of 30 days, we will purchase her home (or arrange for her home to be purchased) at a prevailing market price. We agreed to provide these benefits to Ms. Kruger because we believe they will facilitate and expedite her move to Colorado.

Until his retirement in August 2007, Mr. Notebaert received perquisites such as a business club membership, financial planning, a personal executive assistant and private office equipment. Mr. Notebaert also received a tax gross-up on each of these perquisites. Mr. Notebaert individually negotiated these additional perquisites when we hired him in 2002, and we believe these benefits were important factors in enabling us to attract Mr. Notebaert to Qwest. In addition, we believe benefits such as financial planning and an executive assistant gave Mr. Notebaert more time to focus on our business.

Executives are entitled to reimbursement for the cost of an annual health physical. It is important to our business that our senior most executives remain in good health. In addition, executives are entitled to various benefits that are available to employees generally, including:

•	partially subsidized medical, dental and vision insurance;

•	basic life insurance and disability coverage;

•	an allowance for certain costs relating to short-term disability insurance;

•	the option to participate in our ESPP, which is a stockholder-approved, tax-qualified plan that allows executives to purchase shares of our common stock at a discount;

•	paid holidays and other time off with pay; and

•	relocation and moving expenses under certain circumstances.

The Compensation Committee believes the perquisites and other benefits provided to executives are generally competitive with the benefit packages offered by our peers. From time to time, we obtain and review market data to confirm that these benefit programs remain competitive.

Clawback Policy

Our Board has adopted a policy whereby, in the event of a substantial restatement of previously issued financial statements, our Board will review all performance-based compensation awarded to executives that is attributable to performance during the time periods restated. Our Board will determine whether the restated results would have resulted in the same performance-based compensation for the executives. If not, the Board will consider:

•	whether the restatement was the result of executive misconduct;

•	the amount of additional executive compensation paid as a result of the previously issued financial statements;

•	our best interests in the circumstances; and

•	any other legal or other facts or circumstances our Board deems appropriate for consideration in the exercise of its fiduciary obligations to us and our shareholders.

If our Board then deems that an executive was improperly compensated as the result of the restatement and that it is in our best interests to recover the performance-based compensation paid to that executive, our Board will pursue all reasonable legal remedies to recover that performance-based compensation. We have not been required to take any action under this policy since its adoption in January 2005.

Equity Award Practices

The Compensation Committee observes a practice of granting equity awards only on a grant date that occurs in the first quarter of each year following the release of the prior year’s earnings results or in connection with certain management events, such as the hiring or promotion of an executive, a need to retain an executive, or the achievement by an executive of extraordinary personal performance objectives. In addition, in January 2007 the Compensation Committee adopted a policy that, except as the Compensation Committee otherwise determines at the time of grant, the grant date for each annual equity award to employees (including executives) will be March 5th or the first trading day thereafter if March 5 th is not a trading day on the NYSE.

All options granted to our executives since the beginning of 2007 have an exercise price equal to the closing market price of our common stock on the grant date. Each equity award granted since the beginning of 2007 to our executives has or had a grant date that was on or after the date on which the Compensation Committee approved the awards. The Compensation Committee may or may not possess material nonpublic information when it approves awards. However, the Compensation Committee consistently acts only at a particular time of the year or in connection with certain management events and does not try to achieve more advantageous grant dates or exercise prices in connection with the timing of the release of material nonpublic information.

You can find more information about the grant and approval dates for all equity awards granted in 2007 to our executives below under the heading “Grants of Plan-Based Awards in 2007.”

Policies Relating to Equity Ownership

While we do not have a formal policy relating to executives’ stock retention, executives are encouraged to own Qwest stock, whether obtained through equity awards or otherwise.

Our executives are subject to various trading restrictions and requirements under our insider trading policy. Among other things, executives may not engage in short sales of Qwest stock, may not sell or buy options on Qwest stock and may not sell or buy Qwest stock through puts, calls or similar instruments. Executives are not prohibited from pledging Qwest stock (as collateral for a loan or otherwise), but must comply with any trading restrictions that apply generally to transactions in Qwest stock.

Tax Deductibility of Compensation

The Compensation Committee has carefully considered Section 162(m) of the Internal Revenue Code and believes our compensation practices strongly tie executive compensation to performance. The Compensation Committee believes it is in the best interests of us and our stockholders to comply with the tax law while still preserving the flexibility to reward executives consistent with our compensation philosophy as discussed above. The Compensation Committee is obligated to our stockholders to recognize and reward performance that increases the value of Qwest. On occasion, it may not be possible to satisfy all of the conditions of Section 162(m) for deductibility and still meet our compensation needs. Accordingly, the Compensation Committee will exercise discretion in those instances where tax law considerations would compromise the interests of stockholders.

Other Tax- and Accounting-Related Matters

During 2007, management and the Compensation Committee continued to monitor regulatory developments relating to Section 409A of the Internal Revenue Code, which imposes limitations and conditions on non-qualified deferred compensation plans and arrangements. We have amended several of our compensation arrangements to address these new rules and will make additional changes during 2008 as necessary to fully comply with Section 409A and regulatory guidance issued thereunder.

We provide executives other than Mr. Mueller a tax gross-up on the amount of their annual flexible benefit payment. We provide Mr. Mueller, and provided Mr. Notebaert, a tax gross-up on certain other perquisites. You can find more information about these payments above under the heading “Elements of Compensation – Perquisites and Other Benefits.”

Summary Compensation Table

The following table summarizes the compensation of our current CEO, CFO and next 3 most highly compensated executive officers, as well as our former CEO and CFO, for the years shown. We refer to these 7 people as our named executive officers. Below the notes to the table, you will find more information about the 2007 amounts reported in each column.

Name/Position	Year	Salary		Bonus	Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation		Changes in Pension Value		All Other Compensation		Total
Current Executives
Edward A. Mueller Chairman and Chief Executive Officer(2)	2007		$470,769	$946,849		$702,836		$1,194,832		—		$16,516		$2,295,565		$5,627,367

John W. Richardson Executive Vice President and Chief Financial Officer(3)	2007		$477,789	—		$384,901		$565,449		$670,145		$38,949		$91,803		$2,229,036

Richard N. Baer Executive Vice President, General Counsel and Corporate Secretary	2007 2006	$ $	633,981 605,000	— —	$ $	674,317 310,063	$ $	688,580 304,522	$ $	1,429,695 1,422,506	$ $	95,247 71,108	$ $	65,213 66,176	$ $	3,587,033 2,779,375

Paula Kruger Executive Vice President, Mass Markets Group	2007 2006	$ $	495,196 472,500	— —	$ $	527,150 242,413	$ $	693,218 392,623	$ $	491,880 594,821	$ $	46,794 36,868	$ $	69,846 69,214	$ $	2,324,084 1,808,439

Thomas E. Richards Executive Vice President, Business Markets Group	2007		$475,846	—		$476,517		$486,620		$386,487		$33,060		$66,144		$1,924,674

Former Executives
Richard C. Notebaert Former Chairman and Chief Executive Officer(4)	2007 2006	$ $	689,616 1,100,000	— —	$ $	(1,698,519 5,018,520)	$ $	(1,944,996 3,265,984)	$	— 4,138,200	$ $	1,752,123 2,209,870	$ $	8,666,829 757,913	$ $	7,465,053 16,490,487

Oren G. Shaffer Former Vice Chairman and Chief Financial Officer(5)	2007 2006	$ $	210,442 824,000	— —	$ $	(1,103,630 3,178,631)	$ $	(1,325,631 2,071,402)	$	— 2,324,916	$ $	202,170 696,303	$ $	4,987,215 98,492	$ $	2,970,566 9,193,744

(1)	Amounts represent the dollar amounts we recognized for financial statement reporting purposes in the year shown for all awards granted in that year and previous years. In accordance with SEC rules, the amounts in the table disregard the estimate of forfeitures on service-based awards. We used the same assumptions to calculate these amounts as we used for financial statement reporting purposes. You can find general information about the ranges of these assumptions in Note 13 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007, and in Note 3 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006. In addition, we include below under the heading “Stock Awards and Option Awards” supplemental information about the assumptions we used to calculate the amounts for awards granted in 2007 and included in our 2007 proxy statement supplemental information about the assumptions we used to calculate the amounts for awards granted in 2006.

Messrs. Notebaert and Shaffer forfeited the following unvested stock and option awards during 2007:

	Forfeited Stock Awards	Forfeited Option Awards
Richard C. Notebaert	1,911,000	3,347,000
Oren G. Shaffer	948,000	1,517,000

We granted these awards to Mr. Notebaert in 2007 and 2006 and to Mr. Shaffer in 2006.

(2)	Mr. Mueller joined Qwest on August 10, 2007. Mr. Mueller does not receive any separate compensation for his services as a director.
(3)	Mr. Richardson was promoted from Vice President and Controller to his current position on April 1, 2007.
(4)	Mr. Notebaert retired from Qwest on August 15, 2007. Mr. Notebaert did not receive any separate compensation for his services as a director.
(5)	Mr. Shaffer retired from Qwest on April 1, 2007.

Stock Awards and Option Awards

The restricted stock and option awards granted to Mr. Mueller in 2007 and a portion of the restricted stock and option awards granted to Mr. Richardson in 2007 include vesting provisions tied to the market value of our common stock. As such, we do not believe our standard valuation models accurately estimate the fair value of these awards. We valued these awards using Monte-Carlo simulations using the following assumptions:

•	Risk-free interest rate of 4.8% for Mr. Mueller’s awards and 4.5% for Mr. Richardson’s awards;
•	Expected dividend yield of zero;
•	Expected option life of 10 years; and
•	Volatility factor of the expected market price of our common stock of 54%.

We believe the most significant assumption used in our estimate of fair value is the expected volatility, which we estimate based on historical information.

The restricted stock and option awards granted to Messrs. Baer and Richards and Ms. Kruger in 2007 and a portion of the restricted stock and option awards granted to Mr. Richardson in 2007 vest ratably over 3 years. For these restricted stock awards, we used the closing price of our common stock on the date of grant ($8.52) as the fair value of the award. For these option awards, we used the Black-Scholes model using the following assumptions:

•	Risk-free interest rate of 4.4%;
•	Expected dividend yield of zero;
•	Expected option life of 5 years; and
•	Volatility factor of the expected market price of our common stock of 46%.

Two of the more significant assumptions used to determine these amounts are the expected option life and the expected volatility, both of which we estimated based on historical information.

Mr. Notebaert forfeited all of the restricted stock and option awards he received in 2007 upon his retirement. When granted, we valued these awards using the same simulations and assumptions described above for Mr. Richardson’s awards. Mr. Shaffer did not receive any restricted stock or option awards in 2007.

Bonus to Mr. Mueller

This amount represents Mr. Mueller’s guaranteed cash bonus for 2007 under his employment agreement.

Non-Equity Incentive Plan Compensation

You can find information about how these amounts were calculated above under the heading “Compensation Discussion and Analysis—Elements of Compensation—Total Annual Cash Compensation—Bonus.”

Changes in Pension Value

The changes in pension value for 2007 represent the aggregate increase in actuarial value to the executive of pension benefits accrued during 2007 based on the December 31st measurement date used for financial statement reporting purposes. You can find a discussion of the assumptions we used to calculate these amounts below under the heading “Pension Benefits for 2007.”

All Other Compensation

The table below provides a breakdown of all other compensation for 2007 for each of our executives:

Name	Perquisites			Aggregate Tax Reimbursements	401(k) Company Matching Contributions	Dollar Value of Life Insurance Premiums	Short- Term Disability Allowance	Severance and Other Post- Employment Compensation
	Flexible Benefit Payment	Corporate Aircraft Usage	Other Perquisites
Current Executives
Edward A. Mueller	$75,000	$281,182	$1,904,781	$23,587	$6,750	$4,265	—	—
John W. Richardson	$50,000	—	$3,328	$27,142	$6,750	$3,500	$1,083	—
Richard N. Baer	$35,000	—	—	$20,804	$5,029	$2,373	$2,007	—
Paula Kruger	$35,000	—	$2,315	$20,804	$6,750	$3,412	$1,565	—
Thomas E. Richards	$35,000	—	—	$21,330	$6,750	$1,642	$1,422	—

Former Executives
Richard C. Notebaert	$75,000	$273,712	$136,606	$131,636	$6,750	$7,798	$2,234	$8,033,093
Oren G. Shaffer	$50,000	$3,454	$181,126	$105,867	$6,750	$4,171	$631	$4,635,216

Flexible Benefit Payment

You can find more information about these payments above under the heading “Compensation Discussion and Analysis—Elements of Compensation—Perquisites and Other Benefits.”

Corporate Aircraft Usage

Amounts in the table represent the aggregate incremental cost to us for the executive’s personal use of corporate aircraft. To determine this amount, we first calculate the annual variable operating costs of flying our corporate aircraft. These costs include fuel, oil, regularly scheduled maintenance (including major engine and airframe overhaul), travel expenses for flight crew, catering, landing fees, en route storage and hangar fees, customs and foreign permit charges. We then divide annual variable operating costs by the total annual hours we flew the aircraft to determine an average variable operating cost per hour. This average cost per hour is then multiplied by the hours flown for personal use, including hours attributable to any applicable deadhead or other positioning flights. Finally, we subtract any amount the executive paid to us under an aircraft time sharing agreement. Incremental cost does not include fixed costs or any income tax deduction that may be foregone by us as a result of IRS limits on the deductibility of expenses associated with personal use of corporate aircraft. On occasion, an executive’s spouse, other family members or guests may also travel on a flight. If the family member or guest is flying with the executive, we do not allocate any incremental cost to the executive for the family member’s or guest’s use.

Other Perquisites

For Mr. Mueller, this amount includes payments for: legal fees relating to the negotiation of his employment agreement of $39,312; moving and temporary housing expenses of $29,015; and other perquisites of $5,416 (including the cost of an annual health physical and expenses relating to a home security system). The amount also includes the incremental cost to us of our purchase of Mr. Mueller’s former house in California. We purchased the house in September 2007 for $8,900,000 (including closing costs), which was its then-prevailing value as determined by the average of two independent appraisals. We sold the house in December 2007 for proceeds of $7,112,606 (net of closing costs and commissions). We paid an additional $43,644 to maintain the house while we owned it, resulting in a total incremental cost to us of $1,831,038.

For Mr. Richardson, this amount represents legal fees relating to the negotiation of his compensation-related agreements.

For Ms. Kruger, this amount represents the cost of an annual health physical.

For Mr. Notebaert, this amount includes payments for the following expenses incurred while he was employed by us: financial and tax consulting services of $32,554; personal assistant and related office expenses of $38,136; and

other perquisites of $8,426 (including a business club membership, personal ground transportation, an annual health physical and spousal attendance at company-sponsored events). This amount also includes $57,490 for expenses incurred after his retirement, including financial consulting, a personal assistant, computer and office equipment and other office expenses.

For Mr. Shaffer, this amount represents expenses incurred after his retirement, including a private office, computer and office equipment and related office supplies.

You can find more information about the continuing perquisites to which Messrs. Notebaert and Shaffer are entitled below under the heading “Post-Employment Benefits for Richard C. Notebaert and Oren G. Shaffer.”

Severance and Other Post-Employment Compensation

For Mr. Notebaert, this amount includes severance of $7,968,219 and a payment of $64,874 for accrued vacation time and other time off with pay. For Mr. Shaffer, this amount includes severance of $4,606,375 and a payment of $28,841 for accrued vacation time and other time off with pay. You can find more information about the severance payments below under the heading “Post-Employment Benefits for Richard C. Notebaert and Oren G. Shaffer.”

Grants of Plan-Based Awards in 2007

The table below provides information about plan-based awards we granted to our executives in 2007. Below the table and related footnotes you can find additional details about each of these awards.

Name	Grant Date	Compen- sation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) Target	All Other Stock Awards: Number of Shares of Stock (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards (6)
			Threshold	Target	Maximum
Current Executives

Edward A. Mueller	8/10/07	8/10/07	—	—	—	896,000	—	—	—	$5,062,400
	8/10/07	8/10/07	—	—	—	2,083,000	—	—	$8.37	$8,602,790
	—	—	$1,536,000	$2,400,000	$5,400,000	—	—	—	—	—

John W. Richardson	3/5/07	3/1/07	—	—	—	115,000	—	—	—	$726,800
	3/5/07	3/1/07	—	—	—	257,000	—	—	$8.52	$1,153,930
	3/5/07	2/22/07	—	—	—	—	39,000	—	—	$332,280
	3/5/07	2/22/07	—	—	—	—	—	88,000	$8.52	$341,609
	—	—	$504,000	$787,500	$1,771,875	—	—	—	—	—

Richard N. Baer	3/5/07	2/22/07	—	—	—	—	142,000	—	—	$1,209,840
	3/5/07	2/22/07	—	—	—	—	—	318,000	$8.52	$1,234,451
	—	—	$609,600	$952,500	$2,143,125	—	—	—	—	—

Paula Kruger	3/5/07	2/22/07	—	—	—	—	111,000	—	—	$945,720
	3/5/07	2/22/07	—	—	—	—	—	249,000	$8.52	$966,599
	—	—	$325,418	$508,466	$1,144,048	—	—	—	—	—

Thomas E. Richards	3/5/07	2/22/07	—	—	—	—	100,000	—	—	$852,000
	3/5/07	2/22/07	—	—	—	—	—	225,000	$8.52	$873,433
	—	—	$315,748	$493,356	$1,110,051	—	—	—	—	—

Former Executive

Richard C. Notebaert	3/5/07	2/22/07	—	—	—	452,000	—	—	—	$2,856,640
	3/5/07	2/22/07	—	—	—	1,013,000	—	—	$8.52	$4,548,370

(1)	Represents estimated future payouts under our 2008 cash bonus plan, which was approved by the Compensation Committee in December 2007. Payout could be 0 if specified corporate or individual performance targets are not met.
(2)	Represents restricted stock and non-qualified stock options with market-based vesting conditions granted under our Equity Incentive Plan. These awards will be forfeited if the market-based vesting conditions are not met.
(3)	Represents restricted stock with service-based vesting granted under our Equity Incentive Plan.
(4)	Represents non-qualified stock options with service-based vesting granted under our Equity Incentive Plan.
(5)	The exercise price is also the closing market price of our common stock on the grant date.
(6)	See “Summary Compensation Table” above for more information about the assumptions used to determine these amounts.

Non-Equity Incentive Plan Awards

The Compensation Committee approved the basic structure of our 2008 cash bonus plan in December 2007 and approved the specific performance targets to be used under the plan in February 2008. Bonuses, if any, will be paid in the first quarter of 2009. To be eligible for a bonus, an executive must be employed by us through the date that is 2 weeks prior to the bonus payment date. Bonuses are calculated as follows:

2008 Salary	x	Bonus Target Percentage	x	Corporate Performance Percentage	x	Individual Performance Percentage	=	Bonus

Bonus target percentages are set by the Compensation Committee and are: 200% for Mr. Mueller; 150% for Messrs. Richardson and Baer; and 100% for Ms. Kruger and Mr. Richards.

Corporate performance percentages range from 0% to 150% and are calculated using a combination of measures depending on the department in which the executive works. For all executives, corporate performance is based 60% on our overall performance and 40% on the performance of one or more of our business units, as detailed in the tables below:

60% Overall Qwest Performance:		40% Business Unit Performance:
All executives		Edward A. Mueller, John W. Richardson & Richard N. Baer
Revenue EBITDA Cash Flow Imperatives	12% 18% 18% 12%

Average performance of all business units:

•       Mass Markets Group Performance (based on measures described below)

•       Business Markets Group Performance (based on measures described below)

•       Wholesale Group Performance (based on this group’s revenue, operating margin and imperatives)

•       Network Operations Group (based on total company operating margin and capital expenditures and this group’s expenses and imperatives)

		Paula Kruger
		Mass Markets Group Revenue	16%
		Mass Markets Group Operating Margin	16%
		Mass Markets Group Imperatives	8%

		Thomas E. Richards
		Business Markets Group Revenue	20%
		Business Markets Group Operating Margin	12%
		Business Markets Group Imperatives	8%

Depending on the executive, imperatives may include, among other things: customer satisfaction; customer retention; productivity; and efficiency. For each measure described above, the Compensation Committee has approved a range of targets that correspond to a payout range of 0% to 150%. The targets are stated in qualitative terms for the imperatives measure (for example: excellent; good; okay; and poor) and in quantitative terms for all other measures.

We made the following assumptions in determining the estimated payout amounts shown in the table above:

•	threshold amounts assume a corporate performance percentage of 80% and an individual performance percentage of 80% (each on a scale of 0% to 150%);

•	target amounts assume a corporate performance percentage of 100% and an individual performance percentage of 100% (each on a scale of 0% to 150%); and

•	maximum amounts assume a corporate performance percentage of 150% and an individual performance percentage of 150% (each on a scale of 0% to 150%).

In addition, the estimated future payout amounts are based on expected 2008 salaries taking into account any salary increases that have already occurred in 2008 and assuming salaries remain at their current levels for the remainder of 2008. Current executive salaries are: $1,200,000 for Mr. Mueller; $525,000 for Mr. Richardson; $635,000 for Mr. Baer; $510,000 for Ms. Kruger; and $495,000 for Mr. Richards.

Equity Incentive Plan Awards

Messrs. Mueller and Richardson each received restricted stock and non-qualified stock options with market-based vesting conditions in 2007. Under SEC rules, these types of awards are referred to as equity incentive plan awards. The following table provides additional details about these awards:

	Mueller Awards	Richardson Awards
Vesting Date	August 10, 2010 / August 10, 2011	March 5, 2010

Vesting Conditions

•       executive is employed by us on the vesting date

•       average closing price of our common stock is equal to or greater than the applicable Share Price Target for any period of 90 consecutive trading days between the grant date and the vesting date

Original Share Price Target	$11.50 for 2010 vesting date / $12.65 for 2011 vesting date	$10.50

Adjustments to Original Share Price Target	• adjusted downward for any common stock dividends paid (as of April 4, 2008, this adjustment was $0.08) • adjusted for any capital structure changes

Early Vesting

•       upon death, disability, termination by the executive for good reason or termination by us without cause if

•       90-day vesting condition has been met already, or

•       average closing price of our common stock is equal to or greater than the applicable Share Price Target for 22 consecutive trading days during the 30 consecutive trading days before the event

•       upon the closing of a merger or similar transaction where we are not the surviving entity or where we are the surviving entity but executive is not offered comparable position (upon this event, options will also remain exercisable for their remaining term)

Forfeiture of Unvested Awards	• upon termination for any reason (unless termination results in vesting)
	• on August 10, 2011	• on March 5, 2010

Mr. Notebaert also received restricted stock and non-qualified stock options with market-based vesting conditions in 2007. The vesting and other terms of Mr. Notebaert’s awards were similar to those of Mr. Richardson’s awards. Mr. Notebaert forfeited these awards when he retired from Qwest.

Holders of restricted stock are entitled to dividends at the same rate as holders of unrestricted shares of our common stock.

Other Stock Awards and Other Option Awards

Messrs. Richardson, Baer and Richards and Ms. Kruger each received restricted stock and non-qualified stock options with service-based vesting in 2007. These awards vest in 3 equal annual installments beginning on March 5, 2008. Holders of shares of restricted stock are entitled to dividends at the same rate as holders of unrestricted shares of our common stock.

Upon a “change in control,” all unvested restricted stock and options held by our executives will vest immediately, and the exercise period for options will be extended to cover the life of the option. Under our Equity Incentive Plan, a “change in control” means generally:

•

any individual, entity or group (other than Anschutz Company, The Anschutz Corporation, any entity controlled by Philip F. Anschutz, or a trustee or other fiduciary holding securities under one of our employee benefit plans) acquires more than 50% of:

•	our outstanding common stock; or

•	the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors; or

•

at any time during any period of 3 consecutive years, individuals who at the beginning of the period constitute our Board (and any new director whose election by our Board or whose nomination for election by our stockholders was approved by a vote of at least 2/3rds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board.

Outstanding Equity Awards at the End of 2007

The following table provides information about equity awards outstanding to our executives on December 31, 2007:

Name	Grant Date		Option Awards						Stock Awards
			Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(1)
			Exercisable	Unexercisable
Current Executives

Edward A. Mueller	8/10/2007	(2)			2,083,000	$8.37	8/10/2017	(3)
	8/10/2007	(2)									896,000	$6,280,960
Total			—	—	2,083,000				—	—	896,000	$6,280,960

John W. Richardson	4/21/2003	(4)	31,250	—		$3.48	4/21/2013
	10/21/2003	(4)	37,500	—		$3.48	10/21/2013
	2/16/2006	(5)	21,750	65,250		$6.15	2/16/2016
	2/16/2006	(5)							44,250	$310,193
	3/5/2007	(6)	—	88,000		$8.52	3/5/2017
	3/5/2007	(7)			257,000	$8.52	3/5/2017	(8)
	3/5/2007	(6)							39,000	$273,390
	3/5/2007	(7)									115,000	$806,150
Total			90,500	153,250	257,000				83,250	$583,583	115,000	$806,150

Richard N. Baer	12/20/2000	(4)	275,000	—		$32.38	12/20/2010
	10/24/2001	(4)	138,000	—		$16.81	10/24/2011
	4/3/2002	(4)	350,000	—		$5.03	4/30/2012
	3/5/2004	(4)	375,000	—		$4.70	3/5/2014
	2/16/2006	(5)	80,750	242,250		$6.15	2/16/2016
	2/16/2006	(5)							165,000	$1,156,650
	3/5/2007	(6)	—	318,000		$8.52	3/5/2017
	3/5/2007	(6)							142,000	$995,420
Total			1,218,750	560,250	—				307,000	$2,152,070	—	—

Paula Kruger	3/5/2004	(4)	160,000	—		$4.70	3/5/2014
	3/4/2005	(4)	290,000	—		$3.89	3/4/2015
	5/11/2005	(5)	125,000	125,000		$3.64	5/11/2015
	2/16/2006	(5)	63,000	189,000		$6.15	2/16/2016
	2/16/2006	(5)							129,000	$904,290
	3/5/2007	(6)	—	249,000		$8.52	3/5/2017
	3/5/2007	(6)							111,000	$778,110
Total			638,000	563,000	—				240,000	$1,682,400	—	—

Thomas E. Richards	4/4/2005	(4)	90,000	—		$3.82	4/4/2015
	2/16/2006	(5)	57,000	171,000		$6.15	2/16/2016
	2/16/2006	(5)							117,000	$820,170
	3/5/2007	(6)	—	225,000		$8.52	3/5/2017
	3/5/2007	(6)							100,000	$701,000
Total			147,000	396,000	—				217,000	$1,521,170	—	—

Former Executive

Richard C. Notebaert	6/17/2002	(4)	2,000,000	—		$5.10	6/17/2012
Total			2,000,000	—	—				—	—	—	—

(1)	Market value is calculated by multiplying the closing market price of our common stock on December 31, 2007 ($7.01), by the number of shares that have not vested.
(2)	Award vests in full on August 10, 2010 or August 10, 2011 if Mr. Mueller is employed by us on that date and the market price of our common stock has achieved specified targets. You can find more information about this award above under the heading “Grants of Plan Based Awards in 2007—Equity Incentive Plan Awards.”
(3)	Award will be forfeited on August 10, 2011 if it is not vested on that date.
(4)	Award is fully vested.
(5)	Award vests in 4 equal annual installments beginning one year after the grant date.
(6)	Award vests in 3 equal annual installments beginning one year after the grant date.
(7)	Award vests in full on March 5, 2010 if Mr. Richardson is employed by us on that date and the market price of our common stock has achieved specified targets. You can find more information about this award above under the heading “Grants of Plan Based Awards in 2007—Equity Incentive Plan Awards.”
(8)	Award will be forfeited on March 5, 2010 if it is not vested on that date.

Option Exercises and Stock Vested in 2007

The following table provides information for our executives about options that were exercised and restricted stock that vested during 2007:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Current Executives
Edward A. Mueller	—	—	—	—
John W. Richardson	—	—	14,750	$124,638
Richard N. Baer	—	—	55,000	$464,750
Paula Kruger	100,000	$460,740	43,000	$363,350
Thomas E. Richards	—	—	39,000	$329,550
Former Executives
Richard C. Notebaert	5,050,000	$22,201,901	—	—
Oren G. Shaffer	1,162,500	$5,737,970	—	—

(1)	Value is calculated by multiplying (a) the number of shares acquired on exercise by (b) the difference between the market price of our common stock at the time of exercise and the exercise price.
(2)	Under the terms of the agreements governing these awards, we withheld some of the acquired shares to cover the taxes due upon vesting, as detailed below:

Name	Number of Shares Withheld from Acquired Shares to Cover Taxes
John W. Richardson	6,060
Richard N. Baer	22,594
Paula Kruger	15,674
Thomas E. Richards	12,122

(3)	Value is calculated by multiplying (a) the closing market price of our common stock on the February 16, 2007, vesting date ($8.45) by (b) the number of shares of stock that vested.

Pension Benefits for 2007

Our executives participate in the Qwest Pension Plan and the Qwest Nonqualified Pension Plan. The Qwest Pension Plan is a qualified defined benefit pension plan intended to provide retirement income. We pay the entire cost of the Qwest Pension Plan and do not require employees (including executives) to contribute to the plan. Benefits for our executives under the Qwest Pension Plan are determined in accordance with the plan’s account balance formula. Under that formula, an amount equal to 3% of each executive’s eligible pay (generally defined as the executive’s salary and bonus) is credited to a hypothetical account balance. At the end of each year, the hypothetical account balance is also credited with interest based on the average 30-year U.S. Treasury bond rate. When the executive terminates employment for any reason, the amount in the hypothetical account balance under the Qwest Pension Plan is converted to an annuity payable for the executive’s life, and the executive may choose an annuity or single lump sum payment. The account balance formula does not provide any early retirement subsidies, as a participant’s benefit is measured solely by the value of the hypothetical account balance at any point in time. The Qwest Pension Plan is subject to applicable tax and employee benefit regulations that limit the amount of compensation that may be used in calculating benefits and that limit the amount of benefits payable from the plan.

The Qwest Nonqualified Pension Plan is an unfunded, nonqualified defined benefit pension plan that is designed to pay retirement benefits for all employees whose pay exceeds the limits imposed by applicable tax and employee benefit regulations on the Qwest Pension Plan. Like the Qwest Pension Plan, benefits for our executives under the Qwest Nonqualified Pension Plan are determined in accordance with the plan’s account balance formula, which provides that an amount equal to 3% of each executive’s eligible pay (generally defined as the executive’s salary and bonus not taken into account under the Qwest Pension Plan due to the regulatory limits described above) is credited to a hypothetical account balance. At the end of each year, the hypothetical account balance is also credited with interest based on the average 30-year U.S. Treasury bond rate. The amount of the nonqualified account balance is increased by 35% upon payment as a lump sum. The benefit under the Qwest Nonqualified Pension Plan is generally payable at termination of employment for any reason as a lump sum, subject to timing restrictions that may apply under Section 409A of the Internal Revenue Code.

Under their employment agreements, Messrs. Notebaert and Shaffer received additional pension benefits when they retired from Qwest. These additional benefits were calculated using the pension formula in place when they left their previous employer, SBC Communications Inc., using service at Qwest and at the previous employer, reduced by (1) all other pension benefits provided by Qwest and (2) the value of benefits already received due to service with the previous employer. Mr. Notebaert’s benefits were paid on March 1, 2008, and Mr. Shaffer’s benefits were paid on January 2, 2008.

The following table sets forth the present value of accrued pension plan benefits for each of our named executive officers as of the end of 2007:

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit	Payments During 2007
Current Executives
Edward A. Mueller	Qwest Pension Plan	0.4		$6,750	—
	Qwest Nonqualified Pension Plan	0.4		$9,766	—
John W. Richardson	Qwest Pension Plan	4.8		$34,904	—
	Qwest Nonqualified Pension Plan	4.8		$83,579	—
Richard N. Baer	Qwest Pension Plan	7.0		$50,543	—
	Qwest Nonqualified Pension Plan	7.0		$325,812	—
Paula Kruger	Qwest Pension Plan	4.3		$31,834	—
	Qwest Nonqualified Pension Plan	4.3		$106,411	—
Thomas E. Richards	Qwest Pension Plan	2.7		$20,574	—
	Qwest Nonqualified Pension Plan	2.7		$49,974	—

Former Executives
Richard C. Notebaert	Qwest Pension Plan	5.2		—	$41,898
	Qwest Nonqualified Pension Plan	5.2		$806,065	—
	Employment Agreement	35.5	(1)	$10,993,070	—
Oren G. Shaffer	Qwest Pension Plan	4.6		—	$41,282
	Qwest Nonqualified Pension Plan	4.6		—	$489,246
	Employment Agreement	12.5	(1)	$4,257,721	—

(1)	Under the executive’s employment agreement, the number of years credited service includes the executive’s years of service at his previous employer. This results in 30.3 and 7.9 additional years credited service and $8,402,531 and $1,276,392 in additional benefits for Messrs. Notebaert and Shaffer, respectively. These additional years and amounts are included in the amounts shown in the table.

Benefits for our current and former executives under the Qwest Pension Plan and Qwest Nonqualified Pension Plan are determined under the account balance formula of these plans. The present value of accumulated benefit for each current and former executive under each of these plans is the same as the account balance under the plan for the executive as of December 31, 2007.

Benefits for each of our former executives under his employment agreement were calculated according to the terms of the agreement based on age, years of service and pay through his retirement date offset by other pension payments from Qwest plans and pension payments from previous employers. The present value of the accumulated benefit as of December 31, 2007, for each former executive under his employment agreement equals the benefit that was paid to him based on his retirement date.

All assumptions used to calculate the amounts in the table are consistent with our actuarial valuations of each plan or agreement under Financial Accounting Standards Board Statement No. 87, Employers’ Accounting for Pensions, or FAS 87.

Other Potential Post-Employment Payments

You can find information about the severance and other payments we made or will make to Messrs. Notebaert and Shaffer in connection with their retirements below under the heading “Post-Employment Benefits for Richard C. Notebaert and Oren G. Shaffer.”

The tables below describe generally and quantify the potential post-employment payments we could be required to make to our current executives upon the occurrence of specified trigger events. For Mr. Mueller, these benefits are provided under employment and equity award agreements between us and him. For Messrs. Richardson, Baer and Richards and Ms. Kruger, these benefits are provided under severance and equity award agreements between us and the executives. In addition to the potential payments described below, our executives are entitled to the pension benefits described above under the heading “Pension Benefits for 2007.”

In preparing the tables below, we assumed that:

•	the specified trigger event occurred on the last business day of 2007, or December 31, 2007;
•	the price per share of our common stock is the closing market price of our stock on that date, or $7.01; and
•	equity and bonus awards were made in the normal course of business and were not made in anticipation of a change in control.

The tables do not include the value of any corporate tax deduction that we could lose if any post-termination payments are deemed excess parachute payments.

Unless otherwise noted, the potential payments described below would be paid by us as a lump sum. Payments for continued health care coverage under COBRA would be paid over the periods shown. Amounts relating to accelerated vesting of unvested equity awards represent the intrinsic value of the awards on December 31, 2007, and do not represent a cash payment we would be required to make. As described below, under certain circumstances these executives would be entitled to exercise their vested options for a specified period of time after their employment ends, subject to the general requirement that any time extension for exercise is not viewed as deferral of compensation under Section 409A of the Internal Revenue Code.

If any benefit under the severance agreements with these executives constitutes deferred compensation under Section 409A of the Internal Revenue Code, additional conditions will apply, including a 6-month delay on payment. To receive any payments, the executive must execute a full waiver and release that requires the executive to pay back any severance received if it is determined that the executive engaged in conduct constituting “cause” while employed by us.

When we use the term “cause” in the tables below, we mean generally:

•	an act of dishonesty, fraud, misrepresentation or other act of moral turpitude that reflects negatively on us or compromises the performance of the executive’s duties;
•	unlawful conduct that reflects negatively on us or compromises the performance of the executive’s duties;
•	conviction of any felony or a misdemeanor involving moral turpitude;
•	continued failure to substantially perform the executive’s duties; or
•	a willful violation of our code of conduct or other policies that reflects negatively on us or compromises the performance of executive’s duties.

When we use the term “good reason” in the tables below, we mean generally:

•	a reduction of the executive’s compensation;
•	a material reduction of the executive’s responsibilities;
•	our material breach of the employment or severance agreement; or
•	a relocation of the executive’s primary work location to any place more than 35 miles from our Denver office.

In accordance with SEC rules, these tables do not include benefits that are payable under compensation arrangements that are available to salaried employees generally and that do not discriminate in favor of executives.

Edward A. Mueller

Mr. Mueller has agreed that for 2 years after his employment ends, he will not directly or indirectly:

•	engage in any business that is in direct competition with us;

•	hire any member of our senior management, solicit to hire any of our employees or otherwise interfere with our relationships with these people; or

•

solicit the business of any of our material customers or suppliers, encourage any customer to materially change its relationship with us or otherwise interfere with our relationships with these people.

We do not believe there are any material limitations on our ability to enforce these prohibitions if necessary.

When we use the term “change in control” in the table below, we mean generally:

•	any individual, entity or group acquires more than 50% of:

•	our outstanding common stock; or

•	the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors; or

•

at any time during any 12 month period, individuals who at the beginning of the period constitute our Board (and any new director whose election by our Board or whose nomination for election by our stockholders was approved by a vote of at least 2/3rds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board.

	Resigns or Retires		No Change in Control During Previous 2 Years and Involuntary Termination Without Cause or For Good Reason				Occurrence of a Change in Control (With No Change in Employment Status)		Change in Control During Previous 2 Years and Involuntary Termination Without Cause or For Good Reason		Termination for Cause	Death or Disability
			Before August 29, 2008		After August 29, 2008
Base salary ($1,200,000)	—		$1,200,000	(1)	$2,400,000	(2)	—		$3,588,000		—	—
Target bonus ($2,400,000)	—		$2,400,000	(3)	$4,800,000	(4)	—		$7,176,000		—	—
Prorated bonus for year of termination (prorated for the period from August 10, 2007, to December 31, 2007)	—		$946,849	(3)	$946,849	(3)	—		—		—	$946,849
Premiums for continuing health care coverage under COBRA for up to 18 months	—		$11,000		$11,000		—		$11,000		—	—
Accelerated vesting on all unvested options and restricted stock	—	(5)	—	(5)(6)	—	(5)(6)	$6,280,960	(7)	$6,280,960	(7)	—	—	(6)(8)
Total	$0		$4,557,849		$8,157,849		$6,280,960		$17,055,960		$0	$946,849

(1)	Amount is payable over a 12-month period.
(2)	Amount is payable over a 24-month period.
(3)	Amount is payable on March 1st of the year after employment ends.
(4)	Of this amount, one-half is payable on March 1st of the year after employment ends and one-half is payable on March 1st of the second year after employment ends.
(5)	All vested options remain exercisable for 3 months after employment ends.
(6)	Amount does not include $6,280,960 relating to 896,000 shares of restricted stock and 2,083,000 options with market-based vesting conditions. The vesting of these awards would have accelerated upon a December 31, 2007, trigger event only if certain share price targets would have been met on or before that date. You can find more information about these awards above under the heading “Grants of Plan-Based Awards in 2007—Equity Incentive Plan Awards.”
(7)	All vested options (including options that receive accelerated vesting due to the trigger event) remain exercisable for their remaining terms.
(8)	All vested options (including options that receive accelerated vesting due to the trigger event) remain exercisable for 2 years after employment ends.

John W. Richardson, Richard N. Baer, Paula Kruger and Thomas E. Richards

After his or her employment ends, each of Messrs. Richardson, Baer and Richards and Ms. Kruger is prohibited from disclosing or using our confidential information, from competing against us for 18 months, or from inducing any of our employees to leave our employment for 12 months. We do not believe there are any material limitations on our ability to enforce these prohibitions if necessary.

When we use the term “change in control” in the tables below, we mean a change in control meeting the definition in our Equity Incentive Plan, which is described above under the heading “Grants of Plan-Based Awards in 2007—Other Stock Awards and Other Option Awards.”

John W. Richardson

	Resigns or Retires		No Change in Control During Previous 2 Years and Involuntary Termination Without Cause		Occurrence of a Change in Control (With No Change in Employment Status)		Change in Control During Previous 2 Years and Involuntary Termination Without Cause or For Good Reason		Termination for Cause	Death or Disability
Base salary ($525,000)	—		$787,500	(1)	—		$1,575,000		—	—
Target bonus ($787,500)	—		$1,181,250	(2)	—		$2,362,500		—	—
Prorated bonus for year of termination	—		—		—		$787,500		—	—
Premiums for continuing health care coverage under COBRA for up to 18 months	—		$11,000		—		$11,000		—	—
Reimbursement for any excise taxes to which he may be subject in connection with these benefits (280G tax gross-up)	—		—		—		$2,587,506		—	—
Accelerated vesting on all unvested options and restricted stock	—	(3)	—	(3)(4)	$1,445,848	(5)	$1,445,848	(5)	—	$1,445,848	(4)(6)
Total	$0		$1,979,750		$1,445,848		$8,769,354		$0	$1,445,848

(1)	Amount is payable over an 18-month period.
(2)	Amount is payable at the end of the 18-month period only if Mr. Richardson has not breached or threatened to breach any part of his severance agreement.
(3)	All vested options remain exercisable for 3 months after employment ends.
(4)	Amount does not include $806,150 relating to 115,000 shares of restricted stock and 257,000 options with market-based vesting conditions. The vesting of these awards would have accelerated upon a December 31, 2007, trigger event only if certain share price targets would have been met on or before that date. You can find more information about these awards above under the heading “Grants of Plan-Based Awards in 2007—Equity Incentive Plan Awards.”
(5)	All vested options (including options that receive accelerated vesting due to the trigger event) remain exercisable for their remaining terms.
(6)	All vested options (including options that receive accelerated vesting due to the trigger event) remain exercisable for 2 years after employment ends.

Richard N. Baer

	Resigns or Retires		No Change in Control During Previous 2 Years and Involuntary Termination Without Cause		Occurrence of a Change in Control (With No Change in Employment Status)		Change in Control During Previous 2 Years and Involuntary Termination Without Cause or For Good Reason		Termination for Cause	Death or Disability
Base salary ($635,000)	—		$952,500	(1)	—		$1,905,000		—	—
Target bonus ($952,500)	—		$1,428,750	(2)	—		$2,857,500		—	—
Prorated bonus for year of termination	—		—		—		$952,500		—	—
Premiums for continuing health care coverage under COBRA for up to 18 months	—		$11,000		—		$11,000		—	—
Reimbursement for any excise taxes to which he may be subject in connection with these benefits (280G tax gross-up)	—		—		—		$0	(3)	—	—
Accelerated vesting on all unvested options and restricted stock	—	(4)	—	(4)	$2,360,405	(5)	$2,360,405	(6)	—	$2,360,405	(7)
Total	$0		$2,392,250		$2,360,405		$8,086,405		$0	$2,360,405

(1)	Amount is payable over an 18-month period.
(2)	Amount is payable at the end of the 18-month period only if Mr. Baer has not breached or threatened to breach any part of his severance agreement.
(3)	If the specified trigger event had occurred on December 31, 2007, Mr. Baer would not have been subject to any excise taxes. As such, the reimbursement would have been $0.
(4)	All vested options remain exercisable for 3 months after employment ends.
(5)	All vested options other than those granted prior to September 19, 2002 (including options that receive accelerated vesting due to the trigger event), remain exercisable for their remaining terms.
(6)	All vested options (including options that receive accelerated vesting due to the trigger event) remain exercisable for their remaining terms.
(7)	All vested options (including options that receive accelerated vesting due to the trigger event) remain exercisable for 2 years after employment ends.

Paula Kruger

	Resigns or Retires		No Change in Control During Previous 2 Years and Involuntary Termination Without Cause		Occurrence of a Change in Control (With No Change in Employment Status)		Change in Control During Previous 2 Years and Involuntary Termination Without Cause or For Good Reason		Termination for Cause	Death or Disability
Base salary ($496,000)	—		$744,000	(1)	—		$1,488,000		—	—
Target bonus ($496,000)	—		$744,000	(2)	—		$1,488,000		—	—
Prorated bonus for year of termination	—		—		—		$496,000		—	—
Premiums for continuing health care coverage under COBRA for up to 18 months	—		$11,000		—		$11,000		—	—
Reimbursement for any excise taxes to which she may be subject in connection with these benefits (280G tax gross-up)	—		—		—		$1,469,380		—	—
Accelerated vesting on all unvested options and restricted stock	—	(3)	—	(3)	$2,266,190	(4)	$2,266,190	(4)	—	$2,266,190	(5)
Total	$0		$1,499,000		$2,266,190		$7,218,570		$0	$2,266,190

(1)	Amount is payable over an 18-month period.
(2)	Amount is payable at the end of the 18-month period only if Ms. Kruger has not breached or threatened to breach any part of her severance agreement.
(3)	All vested options remain exercisable for 3 months after employment ends.
(4)	All vested options (including options that receive accelerated vesting due to the trigger event) remain exercisable for their remaining terms.
(5)	All vested options (including options that receive accelerated vesting due to the trigger event) remain exercisable for 2 years after employment ends.

Thomas E. Richards

	Resigns or Retires		No Change in Control During Previous 2 Years and Involuntary Termination Without Cause		Occurrence of a Change in Control (With No Change in Employment Status)		Change in Control During Previous 2 Years and Involuntary Termination Without Cause or For Good Reason		Termination for Cause	Death or Disability
Base salary ($480,000)	—		$720,000	(1)	—		$1,440,000		—	—
Target bonus ($480,000)	—		$720,000	(2)	—		$1,440,000		—	—
Prorated bonus for year of termination	—		—		—		$480,000		—	—
Premiums for continuing health care coverage under COBRA for up to 18 months	—		$11,000		—		$11,000		—	—
Reimbursement for any excise taxes to which she may be subject in connection with these benefits (280G tax gross-up)	—		—		—		$1,309,972		—	—
Accelerated vesting on all unvested options and restricted stock	—	(3)	—	(3)	$1,668,230	(4)	$1,668,230	(4)	—	$1,668,230	(5)
Total	$0		$1,451,000		$1,668,230		$6,349,202		$0	$1,668,230

(1)	Amount is payable over an 18-month period.
(2)	Amount is payable at the end of the 18-month period only if Mr. Richards has not breached or threatened to breach any part of his severance agreement.
(3)	All vested options remain exercisable for 3 months after employment ends.
(4)	All vested options (including options that receive accelerated vesting due to the trigger event) remain exercisable for their remaining terms.
(5)	All vested options (including options that receive accelerated vesting due to the trigger event) remain exercisable for 2 years after employment ends.

Post-Employment Benefits for Richard C. Notebaert and Oren G. Shaffer

The table below shows the benefits that Messrs. Notebaert and Shaffer received or will receive under their employment agreements in connection with their retirement. In addition, these former executives were entitled to pension benefits as described above under the heading “Pension Benefits for 2007.”

Messrs. Notebaert and Shaffer are also entitled to lifetime health benefits from their previous employer. If this previous employer terminates these benefits without their consent, we will provide them with lifetime health benefits under our coverage for executives generally, as that coverage is in effect from time to time. We estimate this benefit would have had a value of $215,000 for Mr. Notebaert and $145,000 for Mr. Shaffer as of December 31, 2007. These amounts are determined using the assumptions used in the actuarial valuation of our post-retirement welfare plan as of December 31, 2007, to determine the present value of future benefits as of age 65 and then discounting that value to December 31, 2007, assuming benefits will be provided in all future years until death.

Each of Messrs. Notebaert and Shaffer has agreed that for 2 years after his retirement, he will not directly or indirectly:

•	engage in any business that is in direct competition with us;

•	hire any person who was employed by us in a non-clerical professional position within the 6 month period before the date of hire; or

•	solicit any person doing business with us to terminate that relationship.

We do not believe there are any material limitations on our ability to enforce these prohibitions if necessary.

In accordance with SEC rules, this table does not include benefits that are or were payable under compensation arrangements that are available to salaried employees generally and that do not discriminate in favor of executives.

	Richard C. Notebaert		Oren G. Shaffer
Severance:
Amount equal to 2 times the sum of salary plus target bonus paid to Mr. Shaffer in October 2007 and paid to Mr. Notebaert in February 2008	$6,600,000		$4,285,000
Amount equal to prorated target bonus for 2007 paid to Mr. Shaffer in October 2007 and paid to Mr. Notebaert in February 2008	$1,368,219		$321,375
Continued perquisites: payment of costs for financial planning (for Mr. Notebaert only), a private office, an executive assistant, telephone services and appropriate office computer and other equipment(1)	$3,139,210		$510,003
Tax gross-up on continued perquisites	$2,092,807		$340,002
Total	$13,200,236	(2)	$5,456,380

(1)	Mr. Notebaert is entitled to this benefit for the rest of his life, and Mr. Shaffer is entitled to this benefit for 5 years following his retirement. Each is entitled to this benefit only if he fulfills the non-competition and non-solicitation covenants described above. Amount represents the present value incremental cost to us based on the 2008 estimated cost. For Mr. Notebaert, we assumed a 3% annual growth rate and a life expectancy of approximately 23 years. For Mr. Shaffer, we assumed a 3% annual growth rate for 5 years.
(2)	In addition, vested options covering 2,000,000 shares of our common stock remain exercisable for 6 years after Mr. Notebaert’s retirement.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain 4 compensation plans under which shares of our common stock are authorized for issuance to employees and non-employees:

•	our Equity Incentive Plan;

•	our ESPP;

•	our Nonqualified Employee Stock Purchase Plan; and

•	our Equity Compensation Plan for Non-Employee Directors.

Our Equity Incentive Plan and ESPP have been approved by our stockholders. Our Nonqualified Employee Stock Purchase Plan and our Equity Compensation Plan for Non-Employee Directors, each of which is described in more detail below, have not been approved by our stockholders.

The following table provides information as of December 31, 2007, about outstanding options and shares reserved for future issuance under these plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	71,596,372	$16.91	114,514,714	(2)
Equity compensation plans not approved by security holders	—	—	10,083,267	(3)

Total	71,596,372	$16.91	124,597,981

(1)	Includes 20,835,033 shares issuable upon the exercise of outstanding options we assumed in connection with acquisitions, including our merger with U S WEST in 2000. The weighted-average exercise price of these options is $33.89. We do not intend to grant any new options under these assumed plans.
(2)	Includes 101,595,653 shares available for future issuance under our Equity Incentive Plan and 12,919,061 shares available for future issuance under our ESPP. The number of shares available for future issuance under our Equity Incentive Plan is based on a formula. Our Equity Incentive Plan provides that the maximum total number of shares that may be issued under the plan at any time is equal to 10% of the total number of shares that are issued and outstanding at that time (determined as of the close of trading on the NYSE on the trading day immediately preceding that time), reduced by the number of shares subject to outstanding awards granted under the plan and outstanding options granted under any other plan or arrangement of Qwest or our subsidiaries (excluding the ESPP) at that time.
(3)	Includes 10,000,000 shares available for future issuance under our Nonqualified Employee Stock Purchase Plan and 83,267 shares available for future issuance under our Equity Compensation Plan for Non-Employee Directors.

In 1997, our Board adopted an Equity Compensation Plan for Non-Employee Directors, under which directors who are not officers or employees of Qwest may receive shares of our common stock. Under the plan, eligible directors may elect on a quarterly basis to receive any or all of their annual and meeting fees for that quarter in shares of our common stock. With respect to each quarter for which an election is made, the total number of shares granted to the electing director equals the amount of the director’s total annual and meeting fees divided by the fair market value of our common stock on the last business day of that quarter. Shares issued under the plan are to be issued as soon as practicable after the end of each quarter.

In 2002, our Board adopted a Nonqualified Employee Stock Purchase Plan; however, we have not commenced any offers nor issued any shares of our common stock under the plan. If used, any employee of Qwest, or any employee of a subsidiary of Qwest that adopts the plan with Qwest’s consent, will be entitled to participate in the plan. The Nonqualified Employee Stock Purchase Plan will provide eligible employees with an opportunity to purchase shares of our common stock. The maximum number of shares of common stock that may be purchased under the Nonqualified Employee Stock Purchase Plan is, in the aggregate, 10,000,000. Under the plan, offers to purchase common stock will be made on the first day of each calendar month and last for a period of one calendar month, unless otherwise determined by the Compensation Committee. An eligible employee may participate in any offer under the plan by authorizing payroll deductions of up to 15% of his or her base salary and commissions paid per pay period. Amounts withheld will be held for the credit of the participant as part of our general funds and will not accrue interest. On the last day of each calendar month, the entire account balance of a participating employee will be applied to purchase shares of our common stock at a purchase price equal to 85% of the fair market value of the common stock on the last trading day of that month. In no event will an employee be permitted to purchase more than 20,000 shares of common stock through the plan in any single offer. Participants may not transfer shares of common stock purchased under the plan until after the last day of the sixth month following the month in which the shares were purchased. We have the right to terminate or amend the plan at any time. If not previously terminated by our Board, the plan will terminate on the date as of which participants have purchased a number of shares equal to or greater than the number of shares then subject to the plan.

COMPENSATION COMMITTEE REPORT

This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under these Acts.

The Compensation Committee has reviewed and discussed with management the section above entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Qwest’s Annual Report on Form 10-K for the year ended December 31, 2007.

Linda G. Alvarado

Charles L. Biggs

Jan L. Murley

Frank P. Popoff

James A. Unruh, Chairperson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation Committee during some or all of 2007: Linda G. Alvarado; Charles L. Biggs; Jan L. Murley; Frank P. Popoff; and James A. Unruh. None of these people has been an officer or employee of Qwest (including any of its subsidiaries) at any time. During 2007, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

RELATED PERSON TRANSACTIONS

Related Person Transactions

We provide telecommunications services and related products and services in the ordinary course of business to FMR Corp. and BlackRock, Inc., each of which beneficially owns more than 5% of our common stock. In 2007, FMR Corp. and BlackRock, Inc. paid us at prevailing market rates approximately $806,000 and $901,000, respectively, for these products and services. We believe the terms of these transactions are equally favorable to us as the terms we could receive from an independent third party.

We also provide telecommunications services and related products and services in the ordinary course of business to Ball Corporation, where our director R. David Hoover serves as Chairman and Chief Executive Officer, UnitedHealth Group, where our director Anthony Welters serves as Executive Vice President and President of the Public and Senior Markets Group, and Newmont Mining Corporation, where our director Wayne W. Murdy served as Chairman until December 2007 and Chief Executive Officer until June 2007. Our relationships with these companies are solely business relationships, in which these directors have or had no direct or indirect material interest. We believe the terms of these transactions are equally favorable to us as the terms we could receive from an independent third party.

We pay administrative fees and certain employee healthcare costs in the ordinary course of business to United Healthcare, which provides health benefit plans to some of our employees. Our director Anthony Welters serves as Executive Vice President and President of the Public and Senior Markets Group of UnitedHealth Group, which is the parent company of United Healthcare. Our relationship with United Healthcare is solely a business relationship, in which Mr. Welters has no direct or indirect material interest. We believe the terms of these transactions are equally favorable to us as the terms we could receive from an independent third party.

Philip F. Anschutz is Chairman and Chief Executive Officer of Anschutz Company, which owns more than 10% of our common stock. During 2007, Mr. Anschutz, Anschutz Company and various related entities paid us at prevailing market rates approximately $6,045,000 for telecommunications and related services. We believe the terms of these transactions are equally favorable to us as the terms we could have received from an independent third party.

In December 2007, we and Anschutz Digital Media, Inc., or ADMI, which is a subsidiary of Anschutz Company, liquidated and dissolved Qwest Digital Media, LLC, or QDM. QDM was a joint venture between us and ADMI that provided digital production and storage services, among other things. In 2002, QDM’s assets were substantially liquidated, and we and ADMI wrote off all outstanding balances on loans we and ADMI had made to QDM. Immediately before QDM’s liquidation and dissolution in December 2007, QDM repaid to us and ADMI loans of approximately $146,000 and $366,000, respectively. After these repayments, QDM had outstanding loans from us and ADMI of approximately $12,644,000 and $4,215,000, respectively. In connection with QDM’s liquidation and dissolution, we and ADMI forgave these loans and entered into broad mutual releases from any obligations and liabilities that may arise in connection with QDM.

In October 2006, we entered into reciprocal aircraft time sharing agreements with a subsidiary of Anschutz Company pursuant to which we and the subsidiary may lease corporate aircraft owned by the other party. The leases are on a non-exclusive time sharing basis at a cost equal to 2 times fuel and fuel-related costs, plus other expenses related to the use of the aircraft. These agreements expire on December 31, 2008. During 2007, we paid $52,633 to the Anschutz Company subsidiary under these agreements, and that subsidiary paid us $32,152 under these agreements. We believe the terms of the agreements are equally favorable to us as the terms we could have received from an independent third party.

In October 1999, we agreed to purchase certain telephony-related assets and all of the stock of Precision Systems, Inc., a telecommunications solutions provider, from ADMI in exchange for a promissory note in the amount of $34 million. The note bears interest at 6% annually with semi-annual interest payments and annual principal payments due through 2008. On January 1, 2007, the outstanding principal balance on the note was $15,300,000. During 2007, we paid $918,000 in interest and $7,140,000 in principal on the note. At December 31, 2007, the outstanding accrued interest on the note was $94,000, and the outstanding principal balance on the note was $8,160,000.

In April 1999, we entered into a registration rights agreement with Anschutz Company generally covering all of the shares owned by Anschutz Company and one of its affiliates. The agreement provides for 8 demand registrations and unlimited piggyback registrations. Demand registrations must cover at least 5 million shares.

Review and Approval of Related Person Transactions

Under the Audit Committee’s charter, the Audit Committee is responsible for reviewing and approving related person transactions in cases where the rates and other material terms of these transactions are not generally available to other third parties. It is management’s practice that, when Qwest proposes to enter into a related person transaction, our legal department or other employees who are involved with the proposed transaction review the transaction’s rates and other material terms to verify whether they are generally available to other third parties. In making this determination, management considers all relevant facts and circumstances. This review may include an analysis of similar transactions with similarly-situated but unrelated third parties. If management determines the rates or other material terms are not generally available to other third parties, then the transaction is presented to the Audit Committee for its review and approval. The Audit Committee reviews the transaction in light of all relevant facts and circumstances and makes a determination as to whether in its view the transaction is reasonable and fair to our stockholders. Management may also provide a recommendation to the Audit Committee with respect to approval of the transaction. Proposed related person transactions may come to our attention through a variety of sources, including from the related person or from searches of our accounting and reporting systems.

As described above, United Healthcare Services, Inc. provides health benefit plans to some of our employees. In 2007, we entered into an agreement with United Healthcare relating to these services. Our Audit Committee reviewed the terms of this agreement and, based on this review, approved the agreement. Among other things, the Audit Committee considered the fact that the relationship between us and United Healthcare existed before Mr. Welters became an executive of that company in 2007 and that the terms of the agreement were among the best offered by United Healthcare.

As described above, we have entered into reciprocal aircraft time sharing agreements with a subsidiary of Anschutz Company. Our Audit Committee reviewed and approved these agreements when we entered into them in 2006. Also as described above, in 2007 we and ADMI liquidated and dissolved QDM. Our Audit Committee reviewed and approved the dissolution of QDM and the related agreements between us and ADMI.

With respect to each of the other transactions described above, we have determined that the rates and other material terms of the transaction are or were generally available to other third parties. As such, the Audit Committee was not required to, and did not, review or approve these transactions.

AUDIT COMMITTEE REPORT

This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under these Acts.

The Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work.

Management is responsible for Qwest’s financial statements, internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in its report on Qwest’s financial statements. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that Qwest’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of Qwest’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the independent registered public accounting firm is in fact “independent.”

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 89 (Audit Adjustments) and Statement on Auditing Standards No. 90 (Audit Committee Communications). Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm its independence.

Based upon these reviews and discussions and the report of the independent registered public accounting firm to the Audit Committee, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee, exercising its business judgment, recommended to our Board on February 6, 2008, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

Charles L. Biggs

K. Dane Brooksher, Chairperson

Caroline Matthews

Wayne W. Murdy

PROPOSAL NO. 2

RATIFICATION OF AUDIT COMMITTEE’S SELECTION OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

The Audit Committee has appointed the firm of KPMG LLP as the independent registered public accounting firm to audit the accounts of Qwest (including its subsidiaries) for 2008. KPMG LLP has audited our accounts and records since May 2002. Representatives of KPMG LLP are expected to attend the 2008 annual meeting and to respond to appropriate questions, and they will have the opportunity to make a statement if they wish.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required, our Board is submitting the selection of KPMG LLP to stockholders for ratification because it and we value stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Qwest and our stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2008. Proxies will be voted FOR this proposal unless you otherwise specify in the proxy.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL

Hazel A. Floyd, 4660 Newton Street, Denver, Colorado 80211, who owns 1,050 shares of Qwest’s common stock; Jaclyn J. Prokesh, 625 South Alton Way 5D, Denver, Colorado 80247-1757, who owns 1,967 shares of Qwest’s common stock; and Richard M. Schneider, 14121 W. 72nd Avenue, Arvada, Colorado 80005, who owns 300 shares of Qwest’s common stock, have given notice of their intention to present a proposal at the 2008 annual meeting. The proposal and the proponents’ supporting statement appear below in italics.

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote at the annual meeting is required to approve the proposal.

Our Board of Directors recommends that you vote AGAINST the stockholder proposal for the reasons stated under Management’s Statement below.

RESOLVED: that the shareholders of Qwest Communications, Inc. urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that would provide a total value exceeding 2.99 times the sum of an executive’s base salary plus target bonus.

“Severance agreements” include any agreement that provides for payments or awards in connection with a senior executive’s termination, including employment agreements, settlement agreements, change-in-control clauses in long-term equity or other compensation plans, and agreements renewing, modifying or extending any such agreement.

“Total value” of the severance includes lump-sum payments; the payment of “gross-up” tax liability; perquisites or fringe benefits, except vested benefits under a benefit plan generally available to all management employees; any post-employment consulting fees or office expense; and any stock or option awards, or any previously granted stock or option awards, as to which the executive’s vesting is granted or accelerated due to termination for any reason.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

SUPPORTING STATEMENT

The Board adopted its current “Compensation Policy Regarding Severance Agreements” in 2003 after more than 95% of the shares voting supported a shareholder proposal, endorsed by management, at that year’s Annual Meeting.

We recognize that Qwest’s current policy requires shareholder approval if a severance agreement provides “cash and non-standard benefits” that exceed three times an executive’s base salary plus target bonus.

However, Qwest’s policy does not include the total cost of executive severance. Because it excludes certain additional payouts—such as immediate vesting of unearned performance-based equity grants and reimbursed federal tax liabilities (“gross-ups”)—we believe a new policy is needed to ensure shareholders can approve agreements with a potential total cost in excess of three times salary plus target bonus.

Former CEO Richard Notebaert’s severance package cost shareholders $14.5 million—since he resigned voluntarily—but could have cost as much as $63.5 million if he had terminated after a Change in Control. Under either scenario his severance exceeded three times base salary plus bonus, yet shareholders never ratified his agreement since the Board’s policy applied only to “future” agreements.

When Edward Mueller became CEO last year, the potential value of severance provisions in his employment and equity compensation agreements also greatly exceeded three times salary plus bonus—more than $25 million—yet shareholders will not vote on his severance. Qwest announced (in a letter to the Association of U.S. West Retirees) that Mueller’s severance does not trigger the ratification requirement because the current policy excludes certain payments, such as vesting of unearned performance-contingent equity grants and reimbursements for taxes on excess parachute payments.

We believe that tax gross-ups and the waiver of share price targets in performance-based stock option grants should be included in the “total value” that triggers shareholder ratification—just as they were reported under “Other Potential Post-Employment Payments” in the Company’s proxy statement.

Shareholder ratification will provide valuable feedback, encourage restraint and strengthen the hand of the Board’s compensation committee, in our view.

Please VOTE FOR this proposal.

Management’s Statement AGAINST Stockholder Proposal

Our Board believes that it needs the flexibility to provide competitive compensation programs, including severance agreements, which are often essential to attract and retain key executive talent. We believe this proposal would hinder our ability to recruit, motivate and reward qualified executives by restricting the use of an important compensation tool.

Our Compensation Committee is composed exclusively of independent non-employee directors who approve the compensation of our CEO and the executives who report to him. This committee has approved compensation programs that are consistent with industry standards and competitive in the marketplace for executive talent. The committee believes that the use of employment and severance agreements for a limited group of key executives is reasonable, appropriate and necessary. We believe implementation of this proposal would be costly and disruptive. Calling a special meeting of shareholders to approve an agreement prior to signing with an executive would be extremely expensive and is clearly impractical. Alternatively, we would be required under this proposal to obtain shareholder approval of an employment agreement after we and an executive had reached agreement on material terms. Under this approach, we could not in good faith reach a definitive agreement with a prospective executive until the next scheduled meeting of shareholders. Delay and uncertainty would be injected into the hiring process, disadvantaging Qwest in its efforts to recruit and retain the best available executive talent.

The Board believes that it is ultimately in the best interests of our shareholders that responsibility for executive severance continues to be vested in the independent, non-employee directors of the Compensation Committee. We believe the rigid and arbitrary limitations that this proposal calls for would be of no benefit to our shareholders.

For the foregoing reasons, the Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted against this proposal unless you otherwise specify in the proxy.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL

Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, who owns 3,134 shares of Qwest’s common stock, has given notice of his intention to present a proposal at the 2008 annual meeting. The proposal and the proponent’s supporting statement appear below in italics.

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote at the annual meeting is required to approve the proposal.

Our Board of Directors recommends that you vote AGAINST the stockholder proposal for the reasons stated under Management’s Statement below.

RESOLUTION: That the shareholders of QWEST COMMUNICATIONS INTERNATIONAL INC. request its Board of Directors to establish a policy of separating the roles of the Chairman of the Board and the Chief Executive Officer (or President) whenever possible, so that an independent Director who has not served as an executive officer of the corporation serves as the Chairman of the Board of Directors.

SUPPORTING STATEMENT

As this proposal is being prepared by the proponent, the per share stock price of Qwest is $6.44—down 37% from its high of the year of $10.23—and the short-sellers have caused Qwest to be 4th on the list of the New York Stock Exchange of short-sales for more than 82,000,000 shares.

The proponent believes that just one step to correcting the many “ills” of Qwest would be to have an independent chairman who would make the president of Qwest more accountable. Too, the independent chairman could demand accountability from the other members of the Board of Directors who the proponent believes are so highly compensated they fail to be reasonably independent.

One director had an affiliation with an Enron affiliate and served on its Board of Kenneth Lay prior to its bankruptcy. Another director failed to pay residential property taxes in a timely manner. Our new Chairman/President/Chief Executive Officer joined the board of The Clorox Company and owns none of its shares. Is this the type of new director he will be bringing to Qwest? At this time, I can see no record of any purchase of Qwest shares by him.

It was reported last October that our new Chairman/President had not decided upon paying a dividend.

MR. MUELLER: THIS IS THE DUTY OF THE BOARD OF DIRECTORS!

Appropriately, this longterm shareholder, previously a shareholder of U S WEST and Mountain States Telephone and Telegraph Company believes it will take sound responsible action by the board of directors to repair the current dilemma caused by apathy of persons just wanting to pick up another check.

Many respected institutional investors support the proposed separation. CalPER’s Corporate Core Principles and Guidelines state: “the independence of a majority of the Board is not enough” and that “the leadership of the Board must embrace independence, and it must ultimately change the way in which directors interact with management.”

In order to ensure that our Board provides strategic direction for our corporation with greater independence, respect, and accountability, please vote “FOR” this proposal.

Management’s Statement AGAINST Stockholder Proposal

Our Board strongly endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent oversight of management, including the CEO. However, the Board does not believe that mandating a separation of the positions of Chairman and CEO is either necessary or desirable to achieve effective oversight. 12 of our 13 current directors have been determined to be independent of management, and the Chairman has no greater or lesser vote on matters considered by our Board. Furthermore, our Board has appointed a lead independent director whose responsibilities include, among other things, presiding over meetings of the non-employee directors and advising as to the schedule and agendas of board and committee meetings. Our Board’s appointment of a lead independent director permits us to realize whatever benefit there is to be gained from having a designated leader of our Board who is independent of management. Finally, there is a benefit to having Mr. Mueller serve as both Chairman and CEO. As the individual with primary responsibility for managing Qwest’s day-to-day operations, he is best positioned to chair regular Board meetings and ensure that key business issues are brought to our Board’s attention. Recognizing this benefit, in 2007 our Board authorized an employment agreement with Mr. Mueller pursuant to which Mr. Mueller is entitled to be named Chairman as well as the CEO of Qwest.

For the foregoing reasons, the Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted against this proposal unless you otherwise specify in the proxy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. Under the Audit Committee’s charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. The approval may be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual basis. The pre-approval of non-audit services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Exchange Act.

Fees Paid to the Independent Registered Public Accounting Firm

We first engaged KPMG LLP to be our independent registered public accounting firm in May 2002. The aggregate fees billed to us for professional accounting services, including KPMG’s audit of our annual consolidated financial statements, are set forth in the table below.

	2007	2006
	(dollars in thousands)
Audit fees	$4,521	$4,715
Audit-related fees	$1,305	$1,918
Tax fees	$74	$80

Total fees	$5,900	$6,713

For purposes of the preceding table, the professional fees are classified as follows:

•

Audit fees—These are fees for professional services billed for the audit of the consolidated financial statements included in our Form 10-K filings, the review of consolidated financial statements included in our Form 10-Q filings, comfort letters, consents and assistance with and review of documents filed with the SEC. Audit fees for each year shown include amounts billed to us through the date of this proxy statement for that particular year.

•

Audit-related fees—These are fees for assurance and related services that traditionally are performed by our independent accountant. More specifically, these services include: international statutory audits; regulatory filings; the audit of certain of our subsidiaries’ annual financial statements; employee benefit plan audits; due diligence services related to mergers, acquisitions and dispositions; internal control reviews; attestation services that are not required by statute or regulation; and audits of the financial statements of certain of our subsidiaries required in connection with acquisitions or dispositions of such subsidiaries.

•

Tax fees—These are fees for all professional services performed by professional staff of our independent accountant’s tax division except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice. Tax compliance involves preparation of original and amended tax returns, refund claims and tax payment services. Tax planning and tax advice encompass a diverse range of subjects, including assistance with tax audits and appeals, tax advice related to mergers, acquisitions and dispositions, and requests for rulings or technical advice from taxing authorities.

All of the services performed by KPMG described above were approved in advance by the Audit Committee.

ANNUAL REPORT ON FORM 10-K AND OTHER SEC FILINGS

If you request, we will provide you with copies of our Annual Report on Form 10-K for the year ended December 31, 2007, and our Current Report on Form 8-K dated April 4, 2008, containing additional financial information. You should send your written requests to our Corporate Secretary at Qwest Communications International Inc., 1801 California Street, Denver, Colorado 80202. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.

You can also obtain copies of these reports and exhibits, as well as other filings we make with the SEC, on our website at www.qwest.com/about/investor or on the SEC’s website at www.sec.gov.

OTHER MATTERS

We have not received notice of and do not expect any matters to be presented for a vote at the meeting, other than the proposals described in this proxy statement. If you grant a proxy, each of the persons named as proxy holder, Edward A. Mueller and Richard N. Baer, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason, any of our nominees are not available as a candidate for director, the proxy holder will vote your proxy for such other candidate or candidates nominated by our Board.

By Order of the Board of Directors

Richard N. Baer Executive Vice President, General Counsel and Corporate Secretary

Denver, Colorado

April 4, 2008

1801 CALIFORNIA STREET, 51ST FLOOR DENVER, CO 80202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2008, for shares held by registered holders directly and 11:59 P.M. Eastern Time on May 19, 2008, for shares held in the Employee Stock Purchase or 401(k) Plans. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Qwest Communications International Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2008, for shares held by registered holders directly and 11:59 P.M. Eastern Time on May 19, 2008, for shares held in the Employee Stock Purchase or 401(k) Plans. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Qwest Communications International Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	QWSTC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QWEST COMMUNICATIONS INTERNATIONAL INC.

Your Board of Directors recommends you vote “FOR” each of the nominees for director, “FOR” proposal 2, and “AGAINST” proposals 3 and 4.
1.	The election of 13 directors to our Board to hold office until the annual meeting of stockholders in 2009 and until their successors are elected and qualified.	For	Against	Abstain				For	Against	Abstain

Nominees:
	1a. Edward A. Mueller	☐	☐	☐		1l.	James A. Unruh	☐	☐	☐
	1b. Linda G. Alvarado	☐	☐	☐		1m.	Anthony Welters	☐	☐	☐
	1c. Charles L. Biggs	☐	☐	☐
	1d. K. Dane Brooksher	☐	☐	☐	2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2008.		☐	☐	☐
	1e. Peter S. Hellman	☐	☐	☐
	1f. R. David Hoover	☐	☐	☐	3.	A stockholder proposal requesting that our Board seek stockholder approval of certain future severance agreements with senior executives.		☐	☐	☐
	1g. Patrick J. Martin	☐	☐	☐
	1h. Caroline Matthews	☐	☐	☐	4.	A stockholder proposal requesting that our Board establish a policy of separating the roles of Chairman and Chief Executive Officer whenever possible.		☐	☐	☐
	1i. Wayne W. Murdy	☐	☐	☐
	1j. Jan L. Murley	☐	☐	☐
	1k. Frank P. Popoff	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Annual Meeting of Stockholders

May 22, 2008, 10:00 a.m., local time

Seawell Grand Ballroom

Denver Center for Performing Arts

1050 13th Street

Denver, CO 80204

For registration instructions or directions to the meeting, please call 800-567-7296

or

visit our website at www.qwest.com/stockholder2008.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please retain this ticket for admission to the meeting.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Edward A. Mueller and Richard N. Baer, and each of them, as proxies, with full power of substitution, to vote as directed all shares of common stock of Qwest Communications International Inc. that the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders of Qwest Communications International Inc. to be held in the Seawell Grand Ballroom of the Denver Center for the Performing Arts, 1050 13th Street, Denver, Colorado 80204, 10 a.m., local time on Thursday, May 22, 2008, and at any adjournment or postponement thereof.

This proxy authorizes the persons named above, and each of them, to vote at their discretion on any other matter that may come before the meeting or any adjournment or postponement thereof.